As filed with the Securities and Exchange Commission on August 4, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Longeveron Inc.
(Exact name of registrant as specified in its charter)

Delaware	2834	47-2174146
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1951 NW 7th Avenue, Suite 520
Miami, Florida 33136
Telephone: (305) 909-0840
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wa’el Hashad
Chief Executive Officer
Longeveron Inc.
1951 NW 7th Avenue, Suite 520
Miami, Florida 33136
Telephone: (305) 909-0840
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Jennifer Minter, Esq. Adam G. Wicks, Esq. Buchanan Ingersoll & Rooney PC Union Trust Building 501 Grant Street, Suite 200 Pittsburgh, PA 15219 Telephone: (412) 562-8800	Rick A. Werner, Esq. Jayun Koo, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10022 (212) 659-7300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus Subject to Completion, Dated August 4, 2025

Longeveron Inc.

Up to 3,846,154 Shares of Class A common stock
Up to 3,846,154 Series A Class A Common Warrants
to Purchase up to 3,846,154 Shares of Class A common stock

Up to 3,846,154 Series B Class A Common Warrants
to Purchase up to 3,846,154 Shares of Class A common stock
Up to 3,846,154 Pre-Funded Warrants
to Purchase up to 3,846,154 Shares of Class A common stock
Up to 269,231 Placement Agent Warrants
to Purchase up to 269,231 Shares of Class A common stock
Up to 11,807,693 Shares of Class A common stock Underlying the Series A Common Warrants, Series B Common Warrants, Pre- Funded Warrants and Placement Agent Warrants

We are offering up to 3,846,154 shares of our Class A Common Stock (the “Class A common stock”) together with up to 3,846,154 Series A Class A common warrants to purchase up to 3,846,154 shares of Class A common stock (the “Series A common warrants”) and up to 3,846,154 Series B Class A common warrants to purchase up to 3,846,154 shares of Class A common stock (the “Series B common warrants” and, together with the Series A common warrants, the “Class A common warrants”). Each share of our Class A common stock, or a pre-funded warrant in lieu thereof, is being sold together with a Series A common warrant to purchase one share of our Class A common stock and a Series B common warrant to purchase one share of our Class A common stock. The shares of Class A common stock, Series A common warrant and Series B common warrant are immediately separable and will be issued separately in this offering but must be purchased together in this offering. The assumed combined public offering price for each share of Class A common stock and accompanying Class A common warrants is $1.56, which is equal to the closing price of our Class A common stock on the Nasdaq Capital Market on July 29, 2025. Each Class A common warrant will have an exercise price per share of $          , will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares upon exercise of the Class A common warrants (the “Warrant Stockholder Approval”), provided however, if the Pricing Conditions (as defined below) are met, the Warrant Stockholder Approval will not be required and the Class A common warrants will be exercisable upon issuance. The Series A common warrants will expire          ( ) years from the date of issuance or the effective date of the Warrant Stockholder Approval, as applicable, and the Series B common warrants will expire                   (    ) months from the date of issuance or the effective date of the Warrant Stockholder Approval, as applicable. As used herein, the “Pricing Conditions” means that the combined public offering price per share and accompanying Class A common warrants is such that the Warrant Stockholder Approval is not required under the rules of The Nasdaq Stock Market LLC (“Nasdaq”) because either (i) the offering is an at-the-market offering under Nasdaq rules and such price equals or exceeds the sum of (a) the applicable “Minimum Price” per share as defined under Nasdaq Rule 5635(d) plus (b) $0.125 per whole share of Class A common stock underlying each of the Series A common warrants and Series B common warrants or (ii) the offering is a discounted offering where the pricing and discount (including attributing a value of $0.125 per whole share of Class A common stock underlying each of the Series A common warrants and Series B common warrants) meet the pricing requirements under Nasdaq’s rules.

We are also offering to each purchaser whose purchase of shares of our Class A common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding shares of Class A common stock immediately following consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants (the “pre-funded warrants”) to purchase shares of Class A common stock, or the pre-funded warrants, in lieu of shares of Class A common stock. Each pre-funded warrant will be exercisable for one share of our Class A common stock. The purchase price of each pre-funded warrant and accompanying Class A common warrants will equal the price per share of Class A common stock and accompanying Class A common warrants being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will be $0.001 per share. For each pre-funded warrant that we sell, the number of shares of our Class A common stock that we are offering will be decreased on a one-for-one basis. This offering also relates to the shares of Class A common stock issuable upon exercise of the Class A common warrants and the pre-funded warrants.

This offering will terminate on August 29, 2025, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering. The combined public offering price per share (or pre-funded warrant) and Class A common warrants will be fixed for the duration of this offering.

Our Class A common stock is listed on the Nasdaq Capital Market under the symbol “LGVN.” Our Class B Common Stock (“Class B common stock”) is not registered. The last reported sale price of our Class A common stock on the Nasdaq Capital Market on July 29, 2025, was $1.56 per share. All share, Class A common warrants and pre-funded warrant numbers are based on an assumed combined public offering price of $1.56 per share and the accompanying Class A common warrants and $1.559 per pre-funded warrant and the accompanying Class A common warrants, based on the Company’s closing price of the Class A common stock on July 29, 2025 as reported on the Nasdaq Capital Market. The actual combined public offering price per share of Class A common stock and accompanying Class A common warrants, and per pre-funded warrant and accompanying Class A common warrants, will be determined between us and investors based on market conditions at the time of pricing, and may be at a discount to the then current market price of our Class A common stock. The recent market price used throughout this prospectus may not be indicative of the actual combined public offering price. The actual combined public offering price may be based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering. There is no established public trading market for the Series A common warrants, Series B common warrants or pre-funded warrants, and we do not expect a market for the Series A common warrants, Series B common warrants or the pre-funded warrants to develop. We do not intend to list the Series A common warrants, Series B common warrants or pre-funded warrants on the Nasdaq Capital Market, any other national securities exchange or any other trading system. Without an active trading market, the liquidity of the Series A common warrants, Series B common warrants and the pre-funded warrants will be limited.

We have engaged H.C. Wainwright & Co., LLC (the “placement agent”), to act as our exclusive placement agent in connection with this offering. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering, and the placement agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay to the placement agent the placement agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. Since we will deliver the securities to be issued in this offering upon our receipt of investor funds, there is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum offering requirement as a condition of closing of this offering. Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us. Investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue our business goals described in this prospectus. In addition, because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill all of our contemplated objectives due to a lack of interest in this offering. We will bear all costs associated with the offering. See “Plan of Distribution” on page 32 of this prospectus for more information regarding these arrangements.

We are an “emerging growth company” under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary - Implication of Being an Emerging Growth Company and a Smaller Reporting Company.”

	Per Share and Class A Common Warrants	Per Pre-Funded Warrant and Class A Common Warrants	Total
Public Offering price	$	$	$
Placement Agent fees and expenses(1)	$	$	$
Proceeds to us, before expenses(2)	$	$	$

(1)	We have agreed to pay the placement agent a cash fee equal to 7.0% of the gross proceeds raised in this offering. We have also agreed to reimburse the placement agent for certain of its offering related expenses, including a management fee of 1.0% of the aggregate gross proceeds raised in the offering, reimbursement for non-accountable expenses in an amount of $10,000 and legal fees and other out of pocket expenses in the amount of $100,000. In addition, we have agreed to issue to the placement agent or its designees as compensation in connection with this offering warrants (the “Placement Agent Warrants”) to purchase a number of shares of Class A common stock equal to 7.0% of the shares of Class A common stock sold in this offering (including the shares of Class A common stock issuable upon exercise of the pre-funded warrants), at an exercise price of $ per share. See “Plan of Distribution” on page 32 of this prospectus for a description of the fees and expenses to be paid to the placement agent for services performed in connection with the offering.

(2)	Because there is no minimum number of securities or amount of proceeds required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. The amount of the offering proceeds to us presented in this table does not give effect to the exercise, if any, of the pre-funded warrants or the Class A common warrants.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus, as well as the risk factors and other information in any documents we incorporate by reference into this prospectus, to read about important factors you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The delivery to purchasers of the shares of Class A common stock, pre-funded warrants and Class A common warrants in this offering is expected to be made on or about           , 2025, subject to satisfaction of certain customary closing conditions.

H.C. Wainwright & Co.

The date of this prospectus is            , 2025

Neither we nor the placement agent have authorized anyone to provide you with information other than that contained in this prospectus, or any free writing prospectus prepared by or on our behalf or to which we have referred you. We and the placement agent take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. We and the placement agent are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover page of this prospectus, or other earlier date stated in this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and future prospects may have changed since that date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

We and the placement agent are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. Neither we nor the placement agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our shares of Class A common stock, Class A common warrants and pre-funded warrants and the distribution of this prospectus outside of the United States.

i

About This Prospectus

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission. You should rely only on the information contained in this prospectus or any related prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only on the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below. You should read this prospectus in its entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of the prospectus entitled “Where You Can Find More Information.”

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

Industry and Market Data

This prospectus includes industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. Statements as to our market position and market estimates are based on independent industry publications, government publications, third party forecasts, management’s estimates and assumptions about our markets and our internal research. While we are not aware of any misstatements regarding the market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ii

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 13, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and our audited financial statements, unaudited financial statements and related notes thereto, which are incorporated by reference into this prospectus. In this prospectus, except as otherwise indicated, “Longeveron,” the “Company,” “we,” “our,” and “us” refer to Longeveron Inc., a Delaware corporation.

Business Overview

We are a clinical stage biotechnology company developing regenerative medicines to address unmet medical needs. Our lead investigational product is laromestrocel. Longeveron received notice from the World Health Organization (“WHO”) on February 13, 2025 that the name “laromestrocel” for our Lomecel-B™ product has been adopted by the WHO and published in the International Nonproprietary Names (INN) list 132. Following that notice, we adopted referring to the investigational product as laromestrocel, and will continue to refer to the investigational product formerly referred to as Lomecel-BTM as laromestrocel on an ongoing basis.

Laromestrocel is a proprietary, scalable, allogeneic cellular therapy that has multiple modes of action that include pro-vascular, pro-regenerative, and anti-inflammatory mechanisms, promoting tissue repair and healing with broad potential applications across a spectrum of disease areas. We are currently pursuing four pipeline indications: Hypoplastic Left Heart Syndrome (“HLHS”), Alzheimer’s disease (“AD”), pediatric Dilated Cardiomyopathy (“DCM”) and Aging-related Frailty. Our mission is to continue to advance the development and regulatory approval of laromestrocel and make it available to all the patients who may need it.

Operational Overview. With respect to HLHS, we are exploring the possibility that laromestrocel, when administered directly to the myocardium of affected infants, can improve outcomes in this devastating rare pediatric disease. The standard of care in HLHS is a series of three heart surgeries (staged surgical palliation) that reconfigures the single right ventricle to support system circulation. Despite these life-saving surgical interventions, it is estimated that only 50 to 60 percent of affected individuals survive until adolescence. The pro-vascular, pro-regenerative and anti-inflammatory properties of laromestrocel may improve the function of the right ventricle in these infants. A previous Longeveron Phase 1 head-to-head versus standard of care controlled study (ELPIS I) indicated that such a benefit may exist when outcomes were compared to historical controls. Longeveron is currently conducting a controlled study to determine the actual benefit of laromestrocel in these patients.

As of July 17, 2025, we have completed five U.S. clinical studies of laromestrocel: Phase 1 AD, Phase 1 HLHS, Phase 1/2 Aging-related Frailty (“HERA Trial”), Phase 2a AD (“CLEAR MIND Trial”), and Phase 2b Aging-related Frailty. We currently have one fully enrolled, ongoing clinical trial: Phase 2b HLHS (“ELPIS II” trial). Additionally, we sponsor a registry in The Bahamas under the approval and authority of the National Stem Cell Ethics Committee. The Bahamas Registry Trials may administer laromestrocel to eligible participants at private clinics in Nassau for a variety of indications. While laromestrocel is considered an investigational product in The Bahamas, under the approval terms from the National Stem Cell Ethics Committee, we are permitted to charge a fee to participate in the Registry Trial.

Since our founding in 2014, we have focused the majority of our time and resources on the following: organizing and staffing our company, building, staffing and equipping a cGMP manufacturing facility with research and development labs, business planning, raising capital, establishing our intellectual property portfolio, generating clinical safety and efficacy data in our selected disease conditions and indications, and developing and expanding our manufacturing processes and capabilities.

We manufacture our own product candidates for early-phase clinical trials and have initiated enhancements to our Chemistry, Manufacturing and Controls (CMC) infrastructure to support future Biologics License Application (BLA) submissions. These efforts include planning for process and analytical method validation as well as commercial production readiness. As part of our ongoing preparations for a potential BLA submission for our lead investigational product candidate for HLHS, we have made a strategic decision to pursue commercial manufacturing through a third-party contract development and manufacturing organization (CDMO), rather than renovating our existing Miami facility for commercial-scale production. This decision was based on a comprehensive evaluation of multiple factors, including cost, timeline feasibility, and scalability. We believe this approach offers a more cost-effective and timely path to support our BLA submission and potential commercial launch. Our Miami manufacturing facility includes eight clean rooms, two research and development laboratories, and warehouse and storage space. This facility will continue to support clinical development, research and early-phase manufacturing for our current and future clinical trials. We have supply contracts with multiple third parties for fresh bone marrow, which we use to produce our product candidate for clinical testing and research and development. From time to time, we enter into contract development and manufacturing contracts or arrangements with third parties who seek to utilize our product development capabilities.

Since the time that we became a publicly traded company in February 2021, we have sold 12,686,240 shares of Class A common stock through our IPO and subsequent follow-on public and private equity offerings and transactions. Additionally, as of June 30, 2025, warrants exercisable for an aggregate of up to 6,802,668 shares of a Company’s Class A common stock remain outstanding at exercise prices ranging from $2.35 per share to $175.00 per share.

When appropriate funding opportunities arise, we routinely apply for grant funding to support our ongoing research and since 2016 we have received approximately $16.3 million in grant awards ($11.5 million of which has been directly awarded to us and is recognized as revenue when the performance obligations are met) from the National Institute on Aging (“NIA”) of the National Institutes of Health (“NIH”), the National Heart Lung and Blood Institute (“NHLBI”) of the NIH, the Alzheimer’s Association, the Maryland Stem Cell Research Fund (“MSCRF”) of the Maryland Technology Development Corporation, or TEDCO, and the XPRIZE Foundation, Inc. On May 12, 2025 we announced our selection as a semi-finalist team and recipient of a $250,000 Milestone 1 Award in the XPRIZE Healthspan competition, a seven-year, $101 million global competition to identify therapeutic approaches to increase human health span.

HLHS

Our HLHS program is focused on the potential clinical benefits of laromestrocel as an adjunct therapeutic to standard-of-care HLHS surgery. HLHS is a rare and devastating congenital heart defect in which the left ventricle is severely underdeveloped. As such, babies born with this condition die shortly after birth without undergoing a complex series of reconstructive heart surgeries. Despite the availability of life-saving surgical interventions, clinical studies show that only 50 to 60 percent of affected individuals survive to adolescence. Early clinical study data shows the potential survival benefit of laromestrocel for HLHS patients and supports Longeveron’s belief that these data show the potential to alter the treatment landscape for patients with HLHS. We have completed a Phase 1 open-label study (“ELPIS I”)1 that supported the safety and tolerability of laromestrocel for HLHS, when directly injected into the functional right ventricle (“RV”) during the second-stage standard-of-care surgery (adding minimal additional time to the surgical procedure). Preliminary data revealed that several indices of right ventricular function show suggestions of either improvement or prevention of deterioration over one year following surgery. Heart transplant-free survival for patients who received laromestrocel intracardiac injection is favorable as compared to historical controls for survival. The ELPIS I trial showed 100 percent transplant-free survival in children up to 5 years after receiving laromestrocel, compared to a 20 percent mortality rate observed from historical control data. The improvement in HLHS survival following the Phase 1 ELPIS I clinical trial resulted in scientific presentations at the American Heart Association (“AHA”) in November 2023 and Congenital Heart Surgeons’ Society’s 51st Annual Meeting in October 2024.

Based on these findings, the U.S. Food and Drug Administration (the “FDA”) granted laromestrocel Rare Pediatric Disease (“RPD”) Designation, Orphan Drug Designation (“ODD”), and Fast Track Designation for treatment of infants with HLHS. On September 3, 2024, Longeveron announced a positive Type C meeting with the FDA supporting the advancement of laromestrocel. Longeveron is currently conducting a controlled Phase 2b trial (“ELPIS II”) to compare the effects of laromestrocel as an adjunct therapeutic versus standard-of-care (HLHS surgery alone). We announced full enrollment of ELPIS II on June 24, 2025. While it is hard to predict study outcome due to the inherent risk associated with clinical trials, our plans are centered on a successful outcome, which could add to the clinical data suggesting the clinical benefit of laromestrocel as part of standard-of-care treatment in HLHS patients.

As a result of the Type C meeting with the FDA, we reached foundational alignment on the registrational path to pursue traditional approval for laromestrocel for treatment of HLHS, based on the proposed clinical development program, which includes the ongoing Phase 2b ELPIS II study as the pivotal study to provide primary evidence of effectiveness. We anticipate top-line trial results for ELPIS II in the third quarter of 2026.

[1]	Sunjay Kaushal, M.D., Ph.D., Joshua M Hare, M.D., Jessica R Hoffman, Ph.D., Riley M. Boyd, BA, Kevin N. Ramdas, M.D., MPH, Nicholas Pietris, M.D., Shelby Kutty, M.D., Ph.D., MS, James S. Tweddell, M.D., S Adil Husain, M.D., Shaji C. Menon, MBBS, M.D., MS, Linda M. Lambert, MSN-cFNP, David A. Danford, M.D., Seth J. Kligerman, M.D., Narutoshi Hibino, M.D., Ph.D., Laxminarayana Korutla, Ph.D., Prashanth Vallabhajosyula, M.D., MS, Michael J. Campbell, M.D., Aisha Khan, Ph.D., Eric Naioti, MSPH, Keyvan Yousefi, Pharm.D., Ph.D., Danial Mehranfard, PharmD, M.B.A., Lisa McClain-Moss, Anthony A. Oliva, Ph.D., Michael E. Davis, Ph.D., Intramyocardial cell-based therapy with Lomecel-B™ during bidirectional cavopulmonary anastomosis for hypoplastic left heart syndrome: The ELPIS phase I trial, European Heart Journal Open, 2023.

Alzheimer’s Disease

In September 2023, we completed our Phase 2a AD clinical trial, known as the CLEAR MIND trial. This trial enrolled patients with mild AD and was designed as a randomized, double-blind, placebo-controlled study across ten U.S. centers. Our primary objective was to assess safety, and we tested three distinct laromestrocel dosing regimens against placebo.

The study demonstrated positive results. The established safety profile of laromestrocel for single and multiple dosing regimens was demonstrated in study data that showed no incidence of hypersensitivity or infusion-related reactions, there were no cases of amyloid-related imaging abnormalities (ARIA), and all laromestrocel treatment groups met the safety primary endpoint and showed slowing/prevention of disease worsening relative to placebo. There were statistically significant improvements in the secondary efficacy endpoint, composite AD score (“CADS”) for both the low-dose laromestrocel group and the pooled treatment groups compared to placebo. Other doses also indicated promising results in slowing/prevention of disease worsening. Additionally, a statistically significant improvement versus placebo was observed in the Montreal cognitive assessment (“MoCA”) and in the activity of daily living observed by a caregiver and measured by Alzheimer’s disease Cooperative Study Activities of Daily Living (“ADCS-ADL”). The study indicated potential preservation of the brain volumes in some but not all AD related areas of the brain 39 weeks after treatment commenced. Brain magnetic resonance imaging (“MRI”) results demonstrated a 48% reduction in whole brain volume loss, 62% reduction in hippocampal volume loss, and potential improvement in neuroinflammation in some but not all brain regions via diffusion tensor imaging (DTI).

The results of the CLEAR MIND trial were presented in the Featured Research Session at the 2024 Alzheimer’s Association International Conference (“AAIC”) in July 2024. The brain volume results measured by MRI results from this trial also were presented at the poster presentation at AAIC. These findings support both the safety and potential therapeutic benefit of laromestrocel in managing mild AD, and we believe lay the groundwork for subsequent trials in this indication. Based on these results, the FDA granted Regenerative Medicine Advanced Therapeutics (RMAT) Designation on July 5, 2024, and Fast Track designation on July 16, 2024, to laromestrocel for the treatment of mild AD.

Additional data from the CLEAR MIND trial was presented as a late breaking poster presentation at the Clinical Trials on Alzheimer’s Disease Conference (“CTAD24”) in October 2024 in Madrid, Spain.

Based on the totality of the evidence, the FDA granted our request for a Type B meeting. On March 20, 2025, Longeveron announced a positive Type B Meeting with the FDA supporting the advancement of laromestrocel as a potential treatment for mild AD. As a result of the Type B meeting, we reached foundational alignment with the FDA on the overall study design for a proposed single, pivotal, seamless adaptive Phase 2/3 clinical trial, including proposed AD patient population, proposed placebo control, laromestrocel dose selection and frequency, trial duration, and trial endpoints. To accelerate the pathway to potential approval of laromestrocel for the treatment of mild AD, the FDA agreed to consider a BLA based on positive interim trial results from the planned single study. Our objective is to forge strategic collaborations and/or partnerships for the advancement of laromestrocel in addressing AD.

Pediatric Dilated Cardiomyopathy (DCM)

DCM occurs when the muscles in one of more of the heart chambers become enlarged or stretched (dilated). The other chambers of the heart need to work harder to compensate for the affected chambers, and may also become dilated and enlarged. As the condition progresses, the heart becomes weaker, and it becomes more difficult to pump blood through the body. This can lead to congestive heart failure causing a build-up of fluid in the lungs, liver, abdomen, and lower legs. In the majority of cases, the exact cause of DCM cannot be determined (idiopathic cardiomyopathy).

Pediatric cardiomyopathies affect at least 100,000 children worldwide. DCM is the most common form of cardiomyopathy in children. About 50 to 60 percent of all pediatric cardiomyopathy cases are diagnosed as dilated. According to the Pediatric Cardiomyopathy Registry, DCM is reportedly more common in boys than girls. Although all age groups are affected, studies show that DCM is more common in infants (before age 1) than in older children. Current treatment for DCM focuses on managing symptoms, improving heart function, and preventing complications rather than addressing the underlying cause or causes. Many therapeutic agents with known efficacy in adults lack the same evidence in children.

On July 8, 2025, the company announced that the FDA approved the Investigational New Drug (IND) application for its stem cell therapy laromestrocel as a potential treatment for pediatric Dilated Cardiomyopathy (DCM). The accepted IND application provides for moving directly to a single Phase 2 pivotal registration clinical trial.

Aging-related Frailty

Life expectancy has substantially increased over the past century due to medical and public health advancements. However, this longevity increase has not been paralleled by health span – the period of time one can expect to live in relatively good health and independence. For many developed and developing countries, health span lags life expectancy by over a decade. This has placed tremendous strain on healthcare systems in the management of aging-related ailments and presents additional socioeconomic consequences due to patient decreased independence and quality-of-life. Since these strains continue to increase with demographic shifts towards an increasingly older population, improving health span has become a priority for health agencies, such as the National Institute on Aging (“NIA”) of the National Institutes of Health (“NIH”), the Japanese Pharmaceuticals and Medical Devices Agency (“PMDA”), and the European Medicines Agency (“EMA”). As we age, we experience a decline in our own stem cells, a decrease in immune system function (known as “immunosenescence”), diminished blood vessel functioning, chronic inflammation (known as “inflammaging”), and other aging-related alterations that affect biological functioning.

Implication of Being an Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering (i.e., December 31, 2026), (2) the last day of the fiscal year in which we have total annual gross revenues of at least $1.235 billion, (3) the date on which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our Class A common stock held by non-affiliates exceeded $700.0 million as of the last business day of our most recently completed second fiscal quarter or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company, we may (i) reduce our executive compensation disclosure; (ii) present only two years of audited financial statements, plus unaudited condensed financial statements for any interim period, and correspondingly reduced Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure; (iii) avail ourselves of the exemption from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and (iv) not require stockholder non-binding advisory votes on executive compensation or golden parachute arrangements.

We have availed ourselves in this prospectus of the reduced reporting requirements described above. As a result, the information that we provide stockholders may be less comprehensive than what you might receive from other public companies. When we are no longer deemed to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. We have elected to avail ourselves of the exemption that allows emerging growth companies to extend the transition period for complying with new or revised financial accounting standards. This election is irrevocable.

We are also currently a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our public float is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our public float is less than $700.0 million measured on the last business day of our second fiscal quarter. In the event that we are still considered a “smaller reporting company,” at such time as we cease being an “emerging growth company,” the disclosure we will be required to provide in our SEC filings will increase but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Summary of Clinical Development Strategy

Our core strategy is to become a world-leading regenerative medicine company through the development, approval, and commercialization of novel cell therapy products for unmet medical needs, with a focus on HLHS. Key elements are as follows.

●	Execution of ELPIS II, a Phase 2b randomized controlled trial set forth in greater detail below, to measure the efficacy of laromestrocel in HLHS. This trial is ongoing and is being conducted in collaboration with the National Heart, Lung, and Blood Institute (“NHLBI”) through grants from the NIH. As announced on June 24, 2025, the trial has reached full enrollment and we anticipate top-line trial results for ELPIS II in the third quarter of 2026. We currently anticipate a potential BLA filing with the FDA in late 2026 if the current ELPIS II trial in HLHS is successful.

●	Continue to pursue the therapeutic potential of laromestrocel in mild AD. We completed a Phase 2a trial, the (“CLEAR MIND Trial”), which demonstrated the potential benefits of laromestrocel over placebo to maintain cognitive function and slow deterioration of brain structure atrophy, with no safety issues observed. Specifically, the safety primary endpoint was met across all study groups and the trial demonstrated a statistical significance in the second CADS endpoint. Overall, in laromestrocel groups, brain MRI demonstrated whole brain volume loss slowed accompanied by significant preservation of multiple brain regions, including left hippocampal volume relative to placebo. We plan to continue to analyze the data in order to further develop our clinical development strategy. Our objective is to forge strategic collaborations and/or partnerships for the advancement of laromestrocel in addressing AD.

●	Preparation and initiation of a Phase 2 pivotal registrational clinical trial for DCM in the first half of 2026, subject to obtaining necessary financing. As announced on July 8, 2025, the FDA approved the Investigational New Drug (IND) application for its stem cell therapy laromestrocel as a potential treatment for pediatric Dilated Cardiomyopathy (DCM).

●	Limited focus on our international program. In line with the Company’s strategic direction for 2025 and moving forward to focus on HLHS and AD as set forth previously, in April 2024, the Company discontinued its clinical trial in Japan to evaluate laromestrocel for Aging-related Frailty. The Company will continue to enroll patients on the Frailty and Cognitive Impairment registry trials in The Bahamas and plans to also launch an Osteoarthritis registry trial.

●	Expand our manufacturing capabilities to commercial-scale production. We operate a current good manufacturing practice (“cGMP”)-compliant manufacturing facility and produce our own product candidates for early-phase clinical testing. We continue to improve and expand our capabilities with the goal of achieving cost-effective manufacturing that may potentially satisfy future commercial demand for potential laromestrocel commercialization. As part of these efforts, we have made a strategic decision to pursue commercial manufacturing through a third-party CDMO, rather than renovating our existing facility for commercial-scale production. Our existing Miami facility will continue to support clinical development, research and early-phase manufacturing for our current and future clinical trials.

●	Advance BLA-enabling CMC activities, including process and analytical method validation planning and commercial production planning.

●	Collaborative arrangements and out-licensing opportunities. We will be opportunistic and consider entering into co-development, out-licensing, or other collaboration agreements for the purpose of eventually commercializing laromestrocel and other products domestically and internationally if appropriate approvals are obtained.

●	Product candidate development pipeline through internal research and development, and in-licensing. Through our research and development program, and through strategic in-licensing agreements, or other business development arrangements, we intend to actively explore promising potential additions to our pipeline.

●	Continue to expand our intellectual property portfolio. Our intellectual property is vitally important to our business strategy, and we have taken and continue to take significant steps to develop this property and protect its value. Results from our ongoing research and development efforts are intended to add to our existing intellectual property portfolio.

Clinical Development Pipeline in 2025

We are currently in clinical development of a single product, laromestrocel, for four potential indications:

Figure 1: Laromestrocel clinical development pipeline

*	Pivotal Phase 2b ELPIS II study; enrollment completed June 24, 2025
**	Not currently active for 2025
***	IND approved by FDA in late June 2025; The accepted IND application provides for moving directly to a single Phase 2 pivotal registrational clinical trial

Hypoplastic Left Heart Syndrome (HLHS). The FDA granted laromestrocel for the treatment of HLHS a Rare Pediatric Disease (“RPD”) Designation (on November 8, 2021), Orphan Drug Designation (“ODD”) (on December 2, 2021), and Fast Track Designation (on August 24, 2022). HLHS is a rare congenital heart condition affecting approximately 1,000 newborns in the US annually. HLHS is a birth defect that affects normal blood flow through the heart. As the baby develops during pregnancy, the left side of the heart does not form correctly so that babies are born with an underdeveloped or absent left ventricle. It is one type of congenital heart defect present at birth. Because a baby with this defect needs surgery or other procedures soon after birth, HLHS is considered a critical congenital heart defect. To prevent certain death shortly after birth, these babies undergo a series of three heart surgeries (staged surgical palliation) that reconfigures the single right ventricle to support systemic circulation. Despite these life-saving surgeries, HLHS patients nevertheless still have high early mortality and morbidity rates due primarily to heart failure.

We are currently conducting an ongoing Phase 2b clinical trial (ELPIS II) under FDA IND 017677. ELPIS II is a multi-center, randomized, double-blind, controlled clinical trial designed to evaluate laromestrocel as an adjunct therapy to the standard-of-care second-stage HLHS heart reconstructive surgery which is typically performed at 4-6 months after birth. The primary objective is to evaluate change in right ventricular ejection fraction after laromestrocel treatment versus standard-of-care surgery alone (38 subjects total: 19 per arm). This trial has reached full enrollment and is funded in part by the NHLBI/NIH. We anticipate top-line trial results in the third quarter of 2026. ELPIS II is a next-step trial to our completed 10-patient open-label Phase 1 trial (ELPIS I) under the same IND. This Phase 1 trial was designed to evaluate the safety and tolerability of laromestrocel as an adjunct to the second-stage HLHS surgery, and to obtain preliminary evidence of laromestrocel effect to support a next-phase trial. The primary safety endpoint was met: no major adverse cardiac events (“MACE”) or treatment-related infections during the first month post-treatment, and no triggering of stopping rules. Furthermore, fluid-based and imaging biomarker data supported multiple potentially relevant mechanisms-of-action of laromestrocel, and the potential to improve post-surgical heart function.

All ELPIS I patients had completed long-term follow-up, and 100% 5-years post-Glenn survival data were presented by Principal Investigator Dr. Sunjay Kaushal, Cardiovascular and Thoracic Surgery, University of Nevada, Las Vegas at American Heart Association (“AHA”) in November 2023 and Congenital Heart Surgeons’ Society’s 51st Annual Meeting in October 2024.

We have filed patent applications relating to the administration of laromestrocel for treating HLHS in Australia, the Bahamas, Canada, China, the European Patent Office, Japan, Hong Kong, South Korea, Taiwan, and the United States.

Alzheimer’s disease. AD, a devastating neurologic disease leading to cognitive decline, currently has very limited therapeutic options. An estimated 6.7 million Americans aged 65 and older have AD, and this number is projected to more than double by 2060. Laromestrocel treated patients showed an overall slowing/prevention of disease worsening compared to placebo in the completed Phase 2a study (CLEAR MIND) as previously detailed in this report and met its primary endpoint of safety. These results are consistent with those of our earlier Phase I study.2 Based on these results, in July 2024, the FDA granted RMAT designation and Fast Track designation to laromestrocel for the treatment of mild AD. We believe laromestrocel is the only product candidate to be granted RMAT designation for mild AD to date. We intend to forge strategic collaborations, and/or partnerships for the advancement of laromestrocel in addressing AD.

We have filed patent applications relating to the treatment of AD using laromestrocel in Australia, the Bahamas, Canada, China, the European Patent Office, Hong Kong, Israel, Japan, New Zealand, South Korea, Singapore, South Africa, and the United States. We have also filed another family of patent applications relating to improving Brain Architecture in Alzheimer’s disease using laromestrocel in the Bahamas, Taiwan, in addition to a PCT application.

Aging-related Frailty. Aging-related Frailty is a life-threatening geriatric condition that disproportionately increases risks for poor clinical outcomes from disease and injury. While the definition of Aging-related Frailty lacks consensus, would be a new indication from a regulatory standpoint, and has no approved pharmaceutical or biologic treatments, there are a number of companies now working to develop potential therapeutics for this unmet medical need.

We have previously completed two U.S. clinical trials under FDA IND 016644. One is a multi-center, randomized, placebo-controlled Phase 2b trial which showed that a single infusion of laromestrocel significantly improved 6-Minute Walk Test (“6MWT”) distance 9 months after infusion (although results were inconclusive at six months after infusion), and also showed a dose-dependent increase in 6MWT distance 6 months after infusion. The second is a multi- center, randomized, placebo-controlled Phase 1/2 trial (“HERA Trial”) intended primarily to evaluate safety, and explore the effect laromestrocel may have on specific biomarkers of immune system function in older, frail individuals receiving the high dose influenza vaccine, as well as to evaluate the potential effects of laromestrocel on signs and symptoms of Aging Frailty. Results from this study showed that laromestrocel was generally safe and well tolerated in patients with Aging-related Frailty. Additionally, hemagglutinin inhibition (“HAI”) assay results in the laromestrocel and placebo groups to influenza were not statistically different, indicating laromestrocel does not suppress the immune system.

We have filed patent applications relating to the administration of laromestrocel for Aging-related Frailty in Australia, Canada, China, the European Patent Office, Hong Kong, Israel, Japan, Singapore, South Korea, New Zealand, South Africa, Taiwan, the Bahamas and the United States.

Pediatric Dilated Cardiomyopathy. DCM is a rare and life-threatening cardiovascular condition with unmet medical needs. DCM is characterized by dilation and impaired systolic function of the left ventricle or both ventricles, typically in the absence of ischemia, abnormal loading conditions, or physiologic insult (e.g., sepsis). Diagnostic criteria for DCM includes reduced measures of ventricular function combined with increased ventricular volumes adjusted for body size on cardiac imaging (left ventricular end-diastolic diameter (LVEDD) and left ventricular end-systolic diameter (LVESD) z-scores > 2). Treatments for DCM aim to ameliorate symptoms, reduce progression of disease, and prevent life-threatening arrhythmias. Treatment for DCM remains a complex challenge, marked by several limitations.

[2]	Mark Brody, Marc Agronin, Brad J. Herskowitz, Susan Y. Bookheimer, Gary W. Small, Benjamin Hitchinson, Kevin Ramdas, Tyler Wishard, Katalina Fernández McInerney, Bruno Vellas, Felipe Sierra, Zhijie Jiang, Lisa McClain-Moss, Carmen Perez, Ana Fuquay, Savannah Rodriguez, Joshua M. Hare, Anthony A. Oliva Jr., Bernard Baumel. “Results and insights from a phase I clinical trial of Lomecel-B™ for Alzheimer’s disease” (2023) Alzheimer’s & Dementia: The Journal of the Alzheimer’s Association 19:261-273.

Clinical data to date with laromestrocel (a MSC therapy) indicates an acceptable safety profile in various disease indications administered via either IV or intramyocardial injection. Additionally, the safety profile from MSC therapies in general has been acceptable, supported by the literature review showing that MSC therapy has been evaluated in over one thousand clinical trials globally, with a favorable safety profile across numerous disease indications. DCM is associated with the loss of cardiomyocytes and with the replacement of lost cardiomyocytes by noncontractile fibrous tissue. Results from preclinical and clinical trials highlight the potential of MSC therapy to promote cardiomyogenesis, reduce inflammation and fibrosis, and support neovascularization. In adults with both ischemic cardiomyopathy and nonischemic dilated cardiomyopathy (DCM), MSC therapies have demonstrated improved LV function, functional status, and quality of life (QoL). Pediatric patients with DCM may be ideal candidates for MSC therapy because their hearts, including cardiomyocytes and progenitor cells, are more responsive to the signals from transplanted stem cells. Cell therapies have shown positive outcomes in DCM and other conditions, but further research is needed to confirm long-term safety and efficacy.

Given the unmet medical need in DCM, accrued acceptable safety profile of laromestrocel in prior human experience, and literature review evidence suggesting a potential benefit in DCM, the Sponsor considers it is appropriate to assess the safety and efficacy of laromestrocel in clinical trial setting in pediatric participants with DCM aged from 6 months and beyond.

We are planning to initiate a Phase 2 pivotal registrational clinical trial for DCM in the first half of 2026, subject to obtaining necessary financing

Risks of Investing

Investing in our securities involves substantial risks. Potential investors are urged to read and consider the risk factors relating to an investment in the offered securities set forth under “Risk Factors” in this prospectus as well as other information we include in this prospectus.

Going Concern Opinion

Our working capital deficiency, stockholders’ deficit, and recurring losses from operations raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements for the year ended December 31, 2024 with respect to this uncertainty. Our ability to continue as a going concern will require us to obtain additional funding.

Corporate Information

We were initially formed as a Delaware limited liability company in October 2014, and as part of our initial public offering in February 2021, converted into a Delaware corporation pursuant to a statutory conversion, and changed our name to Longeveron Inc. Additional information about us is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” Our principal executive offices are located at 1951 NW 7th Avenue, Suite 520, Miami, Florida 33136, and our telephone number is (305) 909-0840. Our website address is www.longeveron.com and we make our filings with the Securities and Exchange Commission (SEC) available on the Investor Relations Page of our website. The reference to our website is an inactive textual reference only, and the information contained therein, or connected thereto is not incorporated into and does not constitute a part of this prospectus or the registration statement of which it forms a part. Our Class A common stock is traded on the NASDAQ Capital Market under the symbol “LGVN.”

THE OFFERING

Common stock offered by us	Up to 3,846,154 shares of our Class A common stock, Series A common warrants to purchase up to 3,846,154 shares of Class A common stock, and Series B common warrants to purchase up to 3,846,154 shares of Class A common stock, or pre-funded warrants to purchase up to 3,846,154 shares of Class A common stock, Series A common warrants to purchase up to 3,846,154 shares of Class A common stock, and Series B common warrants to purchase up to 3,846,154 shares of Class A common stock. The shares of Class A common stock (or pre-funded warrants to purchase shares of Class A common stock, as applicable), Series A common warrants and Series B common warrants are immediately separable and will be issued separately in this offering but must initially be purchased together in this offering. Each Class A common warrant has an exercise price of $ per share of Class A common stock, will be exercisable beginning on the effective date of the Warrant Stockholder Approval, provided however, if the Pricing Conditions are met, the Class A common warrants will be exercisable upon issuance. The Series A common warrants will expire on the ( ) year anniversary of the original issuance date or the effective date of the Warrant Stockholder Approval, as applicable. The Series B common warrants will expire ( ) months from the original issuance date or the effective date of the Warrant Stockholder Approval, as applicable. We are also registering up to 11,807,693 shares of Class A common stock issuable upon exercise of the Class A common warrants, pre-funded warrants and the Placement Agent Warrants pursuant to this prospectus.

Pre-funded warrants offered by us	We are also offering to those purchasers, if any, whose purchase of the Class A common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or at the election of the purchaser, 9.99%) of our outstanding Class A common stock immediately following consummation of this offering, the opportunity to purchase, if they so choose, pre-funded warrants in lieu of the Class A common stock that would otherwise result in ownership in excess of 4.99% (or 9.99%, as applicable) of our outstanding Class A common stock.

The purchase price of each pre-funded warrant, accompanying Series A common warrant and Series B common warrant will equal the price per share of Class A common stock and accompanying Series A common warrant and Series B common warrant being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will be $0.001 per share.

Each pre-funded warrant will be immediately exercisable and may be exercised at any time until exercised in full. There is no expiration date for the pre-funded warrants. To better understand the terms of the pre-funded warrants, you should carefully read the “Description of Securities We Are Offering” section of this prospectus. You should also read the form of pre-funded warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Class A common warrants to be offered by us

Each share of our Class A common stock and each pre-funded warrant to purchase one share of our Class A common stock is being sold together with a Series A common warrant to purchase one share of our Class A common stock and a Series B common warrant to purchase one share of our Class A common stock. The Series A common warrants and Series B common warrants are collectively referred to herein as the Class A common warrants. Each Class A common warrant will have an exercise price of $ per share (representing 100% of the price at which a share of Class A common stock and accompanying Class A common warrants are sold to the public in this offering), will be exercisable beginning on the effective date of the Warrant Stockholder Approval, provided however, if the Pricing Conditions are met, the Class A common warrants will be immediately exercisable. The Series A common warrants will expire on the              (    ) year anniversary of the original issuance date or the effective date of the Warrant Stockholder Approval, as applicable. The Series B common warrants will expire             (    ) months from the original issuance date or the effective date of the Warrant Stockholder Approval, as applicable.

The shares of Class A common stock and pre-funded warrants, and the accompanying Class A common warrants, as the case may be, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. This prospectus also relates to the offering of the shares of Class A common stock issuable upon exercise of the Class A common warrants. Because we will issue a Series A common warrant and a Series B common warrant for each share of our Class A common stock and for each pre-funded Warrant sold in this offering, the number of Class A common warrants sold in this offering will not change as a result of a change in the mix of the shares of our Class A common stock and pre-funded Warrants sold.

Common stock to be outstanding after this offering(1)	17,540,724 shares of Class A common stock, assuming no sale of any pre-funded warrants and no exercise of the Class A common warrants being offered in this offering and 1,484,005 shares of Class B common stock. To the extent pre-funded warrants are sold, the number of shares of Class A common stock sold in this offering will be reduced on a one-for-one basis.

Use of Proceeds	We estimate that the net proceeds of this offering based upon an assumed combined public offering price of $1.56 per share and accompanying Class A common warrants, which was the closing price of our Class A common stock on the Nasdaq Capital Market on July 29, 2025, after deducting placement agent fees and estimated offering expenses, will be approximately $5.2 million, assuming we sell only shares of Class A common stock and no pre-funded warrants and assuming no exercise of the Class A common warrants.

We are conducting this offering to provide funding for our ongoing clinical and regulatory development of laromestrocel for the treatment of several disease states and indications, including HLHS, Alzheimer’s disease, and pediatric DCM, obtaining regulatory approvals, advancing CMC activities to support BLA readiness, capital expenditures, working capital and other general corporate purposes. See “Use of Proceeds” for a more detailed description of the intended use of proceeds from this offering.

Nasdaq Capital Market Symbol for Class A common stock

LGVN

We do not intend to apply for the listing of the pre-funded warrants, Series A common warrants or Series B common warrants on any national securities exchange or other trading system. Without an active trading market, the liquidity of the pre-funded warrants and Class A common warrants will be limited.

Lock-up Agreements	The Company and our directors and officers have agreed with the placement agent, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of forty-five (45) days after the closing of this offering. See “Plan of Distribution” for more information.

Risk Factors	Since our inception, we have incurred substantial losses. We will need additional funding (including the funding which may be received pursuant to the offering described in this prospectus) to remain a going concern, maintain operations, and to continue our current and planned clinical trial activity. Our business and our ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our securities. Investing in our securities involves a high degree of risk. In particular, you should carefully consider all of the risks which are discussed more fully in “Risk Factors” section of this prospectus and those incorporated by reference from our filings with the SEC.

(1)	The number of shares of common stock to be outstanding after this offering is based on 13,694,570 shares of Class A common stock and 1,484,005 shares of Class B common stock outstanding as of July 29, 2025, and excludes:

●	any shares of Class A common stock issuable upon conversion of existing Class B common stock;

●	5,536 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $120.00 per share;

●	4,679 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $175.00 per share;

●	16,971 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $20.625 per share;

●	135,531 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $16.20 per share;

●	9,489 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $21.813 per share;

●	297,872 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $2.35 per share;

●	154,894 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $2.9375 per share;

●	2,349,744 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $2.35 per share;

●	167,982 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $3.25 per share;

●	49,130 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $2.9375 per share;

●	926,596 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $2.50 per share;

●	118,852 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $3.25 per share;

●	10,500 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $3.125 per share;

●	162,344 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $3.125 per share;

●	2,236,026 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $3.90 per share;

●	156,522 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $5.0313 per share;

●	1,768,513 shares issuable upon the vesting of RSUs under the Company’s 2021 Incentive Award Plan;

●	735,967 stock options outstanding with an average exercise price, as of July 29, 2025, of $3.61 issuable under the Company’s 2021 Incentive Award Plan; and

●	stock options issued in July 2024 to a third-party service provider exercisable for up to 50,000 shares of Class A common stock, which such stock option has an exercise price of $2.15 per share, and vests quarterly over a three-year period.

Unless otherwise indicated, all information in this prospectus supplement assumes (i) no exercise of outstanding options or warrants, (ii) no exercise of the Class A common warrants to be sold in this offering or the Placement Agent Warrants to purchase up to 269,231 shares at an exercise price of $               per share to be issued as compensation to the placement agent (or its designees) in connection this offering, and (iii) the exercise for cash of all pre-funded warrants issued in this offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In this document, the terms “Longeveron,” “Company,” “Registrant,” “we,” “us,” and “our” refer to Longeveron Inc. we have no subsidiaries.

This prospectus contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect our current expectations about our future results, performance, prospects and opportunities. Such forward-looking statements can involve substantial risks and uncertainties. All statements other than statements of historical facts contained herein, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, future revenue, timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated products and prospects, plans and objectives of management are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements contained in this prospectus include, but are not limited to, statements about:

●	our cash position and need to raise additional capital, the difficulties we may face in obtaining access to capital, and the dilutive impact it may have on our investors;

●	our financial performance, and ability to continue as a going concern;

●	the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements;

●	the ability of our clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results;

●	the timing and focus of our ongoing and future preclinical studies and clinical trials, and the reporting of data from those studies and trials;

●	the size of the market opportunity for certain of our product candidates, including our estimates of the number of patients who suffer from the diseases we are targeting;

●	our ability to scale production and commercialize the product candidate for certain indications;

●	the success of competing therapies that are or may become available;

●	the beneficial characteristics, safety, efficacy and therapeutic effects of our product candidates;

●	our ability to obtain and maintain regulatory approval of our product candidates in the U.S. and other jurisdictions;

●	our plans relating to the further development of our product candidates, including additional disease states or indications we may pursue;

●	our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available and our ability to avoid infringing the intellectual property rights of others;

●	the need to hire additional personnel and our ability to attract and retain such personnel; and

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing.

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for management to predict all risk factors, nor can we assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely upon these statements.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as risk factors and other information contained in this prospectus and which is incorporated by reference in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, before making an investment decision with respect to our securities. The occurrence of any of the following risks or those incorporated by reference, or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition, results of operations or cash flows. In any such case, the market price of our Class A common stock could decline, and you could lose all or part of your investment. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including the risks and uncertainties described below and those incorporated by reference.

Risks Related to This Offering

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including: (i) timely delivery of shares; (ii) agreement to not enter into variable rate financings for one (1) year from closing, subject to certain exceptions; (iii) agreement to not enter into any financings for forty-five (45) days from closing; and (iv) indemnification for breach of contract.

This is a best efforts offering, with no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans, nor will investors in this offering receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our business goals and continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds to complete such short-term operations. Such additional capital may not be available or available on terms acceptable to us, or at all.

There is no required minimum number of securities that must be sold as a condition to completion of this offering, and we have not, nor will we, establish an escrow account in connection with this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth herein. Because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in us, but we are unable to fulfill our objectives due to a lack of interest in this offering. Further, because there is no escrow account in operation and no minimum investment amount, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. Investor funds will not be returned under any circumstances whether during or after the offering.

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively or in ways with which you agree.

Our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of the offering. We intend to use the net proceeds, if any, from this offering to provide funding for our ongoing clinical and regulatory development of laromestrocel for the treatment of several disease states and indications, including HLHS and pediatric Dilated Cardiomyopathy (DCM), obtaining regulatory approvals, advancing Chemistry Manufacturing and Controls (CMC) activities to support Biologics License Application (BLA) readiness, capital expenditures, working capital and other general corporate purposes. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase the market price of our Class A common stock or other securities. See the section of this prospectus titled “Use of Proceeds.”

Raising additional capital may cause future dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or current product candidates.

Until such time, if ever, as we can generate the cash we need from operations, we expect to finance our cash needs through a combination of private and public equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. We do not currently have any committed external source of funds and in order to raise additional capital, we may offer and issue additional shares of our common stock or other securities convertible into or exchangeable for our common stock in the future. We are generally not restricted from issuing additional securities, including shares of common stock, securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or substantially similar securities. The issuance of securities in future offerings may cause further dilution to our stockholders, including investors in this offering. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing other securities in the future could have rights superior to existing stockholders. To the extent that we raise additional capital through the sale of Class A common stock or securities convertible into or exchangeable for Class A common stock, the ownership interest of our shareholders will be diluted, and the terms of these new securities may include liquidation or other preferences that materially adversely affect the rights of our shareholders. Debt financing, if available, would increase our fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our intellectual property, future revenue streams, research programs or current or future product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds when needed, we may be required to delay, scale back or discontinue the development and commercialization of one or more of our product candidates, delay our pursuit of potential licenses or acquisitions, or grant rights to develop and market current or future therapeutic candidates that we would otherwise prefer to develop and market ourselves.

In addition, we have a significant number of stock options, restricted stock units and warrants outstanding. To the extent that outstanding stock options or warrants have been or may be exercised or other shares issued, you may experience further dilution.

A substantial number of shares of our Class A common stock are being sold in this offering, which could cause the price of our Class A common stock to decline.

In this offering we are selling up to 3,846,154 shares of Class A common stock. In addition, we are also selling Series A common warrants to purchase up to 3,846,154 shares of Class A common stock and Series B common warrants to purchase up to 3,846,154 shares of Class A common stock. In the aggregate, the maximum shares that could be issued in this offering represent approximately 78% of our outstanding Class A common stock and Class B common stock as of July 29, 2025, after giving effect to this offering. This sale and any future sales of a substantial number of shares of our Class A common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Class A common stock on the Nasdaq Capital Market. We cannot predict the effect, if any, that market sales of those shares of Class A common stock or the availability of those shares of Class A common stock for sale will have on the market price of our Class A common stock.

We do not currently intend to pay dividends on our Class A common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation of the value of our Class A common stock.

We have never declared or paid any cash dividends on our equity securities. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to any appreciation in the value of our Class A common stock, which is not certain.

The price of our Class A common stock may be volatile or may decline regardless of our operating performance, and shareholders may not be able to resell their shares at or above the price at which they purchase those shares.

Trading volume in shares of our Class A common stock on the Nasdaq Capital Market has been limited. You may not be able to sell your shares quickly or at the market price if trading in shares of our Class A common stock is not active. An active or liquid market in our Class A common stock may not develop or, if it does develop, it may not sustain. As a result of these and other factors, shareholders may not be able to resell their shares of our Class A common stock at or above the price at which they purchase those shares in this offering.

Further, an inactive market may also impair our ability to raise capital by selling shares of our Class A common stock and may impair our ability to enter into strategic collaborations or acquire companies or products by using our shares of Class A common stock as consideration.

If you purchase our securities in this offering, you may incur immediate and substantial dilution in the book value of your shares of Class A common stock.

You may suffer immediate and substantial dilution in the net tangible book value of the Class A common stock you purchase in this offering. Based on the assumed public offering price of $1.56 per share and accompanying Class A common warrants, the last reported price of our Class A common stock on the Nasdaq Capital Market on July 29, 2025, we estimate our as adjusted net tangible book value per share of common stock as of March 31, 2025, after this offering will be $1.02. As a result, purchasers of securities in this offering will experience an immediate decrease of $0.54 per share in net tangible book value of our common stock. See the section of this prospectus titled “Dilution” for a more detailed description of these factors.

There is no public market for any pre-funded warrants or the Class A common warrants sold in this offering.

There is no established public trading market for the pre-funded warrants or Class A common warrants being sold in this offering. We will not list the pre-funded warrants, Series A common warrants or Series B common warrants on any securities exchange or nationally recognized trading system, including the Nasdaq Capital Market. Therefore, we do not expect a market to ever develop for the pre-funded warrants or Class A common warrants. Without an active market, the liquidity of the pre-funded warrants and Class A common warrants will be limited.

The pre-funded warrants and Class A common warrants are speculative in nature. Holders of the pre-funded warrants and the Class A common warrants offered hereby will have no rights as common stockholders with respect to the shares our Class A common stock underlying such warrants until such holders exercise their warrants and acquire our Class A common stock, except as otherwise provided in the pre-funded warrants and the Class A common warrants.

The pre-funded warrants and Class A common warrants do not confer any rights of Class A common stock ownership on their holders, such as voting rights or the right to receive dividends, but merely represent the right to acquire shares of Class A common stock at a fixed price. Commencing on the date of issuance or the Warrant Stockholder Approval, as applicable, holders of pre-funded warrants and Class A common warrants may exercise their right to acquire the underlying Class A common stock and pay the respective stated warrant exercise price per share. Following this offering, the market value of the Class A common warrants is uncertain and there can be no assurance that the market value of the Class A common warrants, if any, will equal or exceed their public offering prices. There can be no assurance that the market price of the shares of Class A common stock will ever equal or exceed the exercise price of the Class A common warrants, and consequently, whether it will ever be profitable for holders of Class A common warrants to exercise the Class A common warrants.

Until holders of pre-funded warrants and Class A common warrants acquire shares of our Class A common stock upon exercise thereof, holders of such pre-funded warrants and Class A common warrants will have no rights with respect to shares of our Class A common stock, except as provided in the pre-funded warrants, Series A common warrants and Series B common warrants, respectively. Upon exercise of the pre-funded warrants and Class A common warrants, such holders will be entitled to the rights of a Class A common stockholder only as to matters for which the record date occurs after the exercise date.

Resales of our shares of Class A common stock in the public market by our stockholders as a result of this offering may cause the market price of our shares of Class A common stock to fall.

We are registering 3,846,154 shares of Class A common stock, as well as up to 11,807,693 shares of Class A common stock, in the aggregate, issuable upon the exercise of the pre-funded warrants and the Class A common warrants offered under this prospectus, as well as the Placement Agent Warrants. Sales of substantial amounts of our shares of Class A common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our shares of Class A common stock. The issuance of new shares of Class A common stock could result in resales of our shares of Class A common stock by our current shareholders concerned about the potential ownership dilution of their holdings. Furthermore, in the future, we may issue additional shares of common stock or other equity or debt securities exercisable or convertible into shares of common stock. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

If we are required to obtain Warrant Stockholder Approval, until we are able to receive such approval the Class A common warrants will not be exercisable, and if we are unable to obtain such approval for the Class A common warrants, they will have no value.

The Class A common warrants will have an exercise price of $ per share and will be exercisable beginning on the Warrant Stockholder Approval Date if the Pricing Conditions are not met; provided, however, if the Pricing Conditions are met, the Class A common warrants will be exercisable upon issuance. The Series A common warrant will expire              (    ) years from the Warrant Stockholder Approval Date, provided that if the Pricing Conditions are met, the Series A common warrants will expire              (    ) years from the date of issuance, and the Series B common warrants will expire            (    ) months from the Warrant Stockholder Approval Date, provided that if the Pricing Conditions are met, the Series B common warrants will expire                (    ) months from the date of issuance.

If we are required to obtain the Warrant Stockholder Approval, the Class A common warrants will not be exercisable until, and unless, we obtain the Warrant Stockholder Approval from our stockholders. While we intend to promptly seek the Warrant Stockholder Approval, if required, there is no guarantee that the Warrant Stockholder Approval will ever be obtained. If we are unable to obtain the Warrant Stockholder Approval, the Class A common warrants will have no value. In addition, we will incur substantial cost, and management will devote substantial time and attention, in attempting to obtain the Warrant Stockholder Approval.

Risks Related to Our Class A Common Stock and the Securities Market

The price of our Class A common stock has been, and may continue to be, volatile, which could result in substantial or total losses for investors.

The trading price of our Class A common stock has been, and may continue to be, highly volatile and subject to wide fluctuations in response to various factors, some of which we cannot control. The stock market in general, and pharmaceutical and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies.

Broad market and industry factors may negatively affect the market price of our Class A common stock, regardless of our actual operating performance. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

●	the timing and results, or perception of the results, of preclinical studies and clinical trials of our product candidates or those of our competitors;

●	the success of competitive products or announcements by potential competitors of their product development efforts;

●	regulatory actions with respect to our or our competitors’ product candidates or approved products;

●	actual or anticipated changes in our growth rate relative to our competitors;

●	regulatory or legal developments in the U.S. and other countries;

●	developments or disputes concerning patent applications, issued patents or other proprietary rights;

●	the recruitment or departure of key personnel;

●	announcements by us or our competitors of significant acquisitions, strategic collaborations, joint ventures, or capital commitments;

●	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

●	fluctuations in the valuation of companies perceived by investors to be comparable to us;

●	market conditions in the pharmaceutical and biotechnology sector;

●	changes in the structure of healthcare payment systems;

●	Class A common stock price and volume fluctuations attributable to inconsistent trading volume levels of our Class A common stock;

●	announcement or expectation of additional financing efforts;

●	sales of our Class A common stock by us, our insiders, or our other stockholders;

●	expiration of market stand-off or lock-up agreements; and

●	general economic, industry and market conditions.

The realization of any of the above risks or any of a broad range of other risks, including those described in this “Risk Factors” section, could have a dramatic and adverse impact on the market price of our Class A common stock. Additionally, in the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources.

There may not be sufficient liquidity in the market for our securities in order for investors to sell their shares.

We are a small company that is relatively unknown to stock analysts, stockbrokers, institutional investors and others in the investment community that generate or influence sales volume, and even if we came to the attention of such persons, they tend to be risk-averse and may be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. There may be periods of several days or more when trading activity in our shares is minimal as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. It is possible that a broader or more active public trading market for our Class A common stock will not develop or be sustained, or that trading levels will not continue. These factors may materially adversely affect the market price of our Class A common stock, regardless of our performance.

We will need to raise substantial additional funding. If we are unable to raise capital when needed, we could be forced to delay, scale back or discontinue some of our product candidate development programs or commercialization efforts.

The development of pharmaceutical drugs is capital intensive. We are currently advancing laromestrocel into clinical development. Our current cash resources are insufficient to fund our planned operations or development plans into the fourth quarter of 2025 based on our current operating budget and cash flow forecast. We will require additional funds to advance further. If we are capital constrained, we may not be able to meet our obligations. If we are unable to meet our obligations, or we experience a disruption in our cash flows, it could limit or halt our ability to continue to develop our current product candidate or even to continue operations, either of which occurrence would have a material adverse effect on us.

We expect our expenses to continue to increase in connection with our ongoing activities, particularly as we continue the research and development of, advance the preclinical and clinical activities of, and seek marketing approval for, our current product candidates. Following a successful Type C meeting with the FDA in August 2024 with respect to the HLHS regulatory pathway, we have begun ramping up our BLA enabling activities. We currently anticipate a potential BLA filing with the FDA in late 2026 if the current ELPIS II trial in HLHS is successful. Our operating expenses and capital expenditure requirements will increase throughout calendar 2025 as a result of these activities, including CMC (Chemistry, Manufacturing, and Controls) and manufacturing readiness. We expect that our current operating plan will require increased spending and additional capital investments to support these initiatives and intend to seek additional financing/capital raises/non-dilutive funding options to support them. Additionally, following a positive Type B meeting with the U.S. FDA in March 2025 with respect to the Alzheimer’s disease regulatory pathway, we are focused on seeking partnership opportunities and/or non-dilutive funding for the Alzheimer’s disease program, including a proposed single, pivotal, seamless adaptive Phase 2/3 clinical trial. There can be no assurance we will be able to attain future financing at terms favorable to us or at all.

In addition, if we obtain marketing approval for any of our current or future product candidates, we expect to incur significant commercialization expenses related to sales, marketing, manufacturing and distribution. We may also need to raise additional funds sooner if we choose to pursue additional indications and/or geographies for our current product candidates or otherwise expand more rapidly than we presently anticipate. Furthermore, we expect to continue to incur significant costs associated with operating as a public company. If we are unable to raise capital when needed, we could be forced to delay, scale back or discontinue the development and commercialization of one or more of our product candidates, delay our pursuit of potential licenses or acquisitions, or significantly reduce our operations.

We currently anticipate our existing cash and cash equivalents will enable us to fund our operating expenses and capital expenditure requirements into the fourth quarter of 2025. Our future capital requirements will depend on and could increase significantly as a result of many factors, including:

●	the scope, progress, results and costs of drug discovery, preclinical development, laboratory testing and clinical trials for our current or future product candidates;

●	the potential additional expenses attributable to adjusting our development plans (including any supply-related matters) in response to global geopolitical conditions and/or future public health crises;

●	the scope, prioritization and number of our research and development programs;

●	the costs, timing and outcome of regulatory review of our current or future product candidates;

●	our ability to establish and maintain collaborations on favorable terms, if at all;

●	the achievement of milestones or occurrence of other developments that trigger payments under any additional collaboration agreements we obtain;

●	the extent to which we are obligated to reimburse, or are entitled to reimbursement of, clinical trial costs under future collaboration agreements, if any;

●	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

●	the extent to which we acquire or license other current or future product candidates and technologies;

●	the costs of securing manufacturing arrangements for commercial production; and

●	the costs of establishing or contracting for sales and marketing capabilities if we obtain regulatory approvals to market our current or future product candidates.

Identifying potential current or future product candidates and conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve drug sales.

In addition, our current or future product candidates, if approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of drugs that we do not expect to be commercially available for many years, if ever. Accordingly, we will need to continue to rely on additional funding to achieve our business objectives.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our current or future product candidates.

Disruptions in the financial markets in general have made equity and debt financing more difficult to obtain and may have a material adverse effect on our ability to meet our fundraising needs. We cannot guarantee that future financing will be available in sufficient amounts or on terms favorable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our Class A common stock to decline. The sale of additional equity or convertible securities would dilute all of our stockholders. The incurrence of indebtedness could result in fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborators or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or current or future product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly delay, scale back or discontinue one or more of our research or development programs or the commercialization of any product candidates or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

The dual-class structure of our common stock may adversely affect the trading market for our Class A common stock.

We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with dual class or multi-class share structures in certain of their indexes. Our dual class capital structure could make us ineligible for inclusion in certain indices and mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not be investing in our stock. These policies are still fairly new, and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Furthermore, we cannot assure you that other stock indices will not take a similar approach to S&P, Dow Jones or FTSE Russell in the future. Exclusion from indices could make our Class A common stock less attractive to investors and, as a result, the market price of our Class A common stock could be adversely affected.

Our CMC readiness and ability to manufacture for commercialization may be delayed or unsuccessful.

Our BLA-enabling activities, including comparability protocols, process and analytical method validation are complex and subject to regulatory review. Any delays or failures in these activities could impact our ability to meet regulatory and investor expectations for product approval or commercial launch of our product candidates. Our ability to complete BLA-enabling activities may impact the clinical and commercial success of our current and any future product candidates. In addition, the FDA or other relevant regulatory authorities may find our CMC data insufficient to support the quality of our product candidates. The FDA’s approval of a BLA is not guaranteed, and the review and approval process is expensive, uncertain and may take several years. The FDA also has substantial discretion in the approval process. These matters are subject to confirmation and interpretation by regulatory authorities, which could delay, limit, or prevent regulatory approval. Our clinical development efforts may fail at any stage. Our financial condition may be materially adversely affected by any delay or inability to complete our CMC readiness and BLA-enabling activities.

Holders of our Class B common stock exert considerable control over the direction of our business and their ownership of our Class B common stock can prevent other stockholders from influencing significant decisions.

As of July 29, 2025, three holders of our Class B common stock control voting rights over approximately 37% of the combined voting power of our Class A common stock and Class B common stock. For so long as holders of Class B common stock continue to hold their current shares, they will be able to significantly influence the composition of our Board of Directors and the approval of actions requiring stockholder approval through their voting power. Accordingly, for such period of time, these holders will have significant influence with respect to our management, business plans and policies. In particular, for so long as the Class B common stock remains outstanding, the holders may be able to cause or prevent a change of control of our Company or a change in the composition of our Board of Directors and could preclude any unsolicited acquisition of our Company. The concentration of ownership could deprive stockholders of an opportunity to receive a premium for shares of Class A common stock as part of a sale of our Company and ultimately might affect the market price of our Class A common stock.

If securities or industry analysts do not publish research or reports, or if they publish negative, adverse, or misleading research or reports, regarding us, our business or our market, our Class A common stock price and trading volume could decline.

The trading market for our Class A common stock is influenced by the research and reports that securities or industry analysts publish about us, our business, or our market. We do not currently have significant research coverage and may never obtain significant research coverage by securities or industry analysts. If no or few securities or industry analysts provide coverage of us, the Class A common stock price could be negatively impacted. In the event we obtain significant, or any securities or industry analyst coverage and such coverage is negative, or adverse or misleading regarding us, our business model, our intellectual property, our stock performance or our market, or if our operating results fail to meet the expectations of analysts, our Class A common stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our Class A common stock price or trading volume to decline.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our securities.

Effective June 30, 2020, the SEC implemented Regulation Best Interest requiring that “A broker, dealer, or a natural person who is an associated person of a broker or dealer, when making a recommendation of any securities transaction or investment strategy involving securities (including account recommendations) to a retail customer, shall act in the best interest of the retail customer at the time the recommendation is made, without placing the financial or other interest of the broker, dealer, or natural person who is an associated person of a broker or dealer making the recommendation ahead of the interest of the retail customer.” This is a significantly higher standard for broker-dealers to recommend securities to retail customers than before under prior FINRA suitability rules. FINRA suitability rules do still apply to institutional investors and require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending securities to their customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information, and, for retail customers, determine that the investment is in the customer’s “best interest,” and meet other SEC requirements. Both SEC Regulation Best Interest and FINRA’s suitability requirements may make it more difficult for broker-dealers to recommend that their customers buy speculative, low-priced securities. They may affect investing in our Class A common stock, which may have the effect of reducing the level of trading activity in our securities. As a result, fewer broker-dealers may be willing to make a market in our Class A common stock, reducing a stockholder’s ability to resell shares of our Class A common stock.

Provisions in our certificate of incorporation, as amended (the “Certificate of Incorporation”) and bylaws (the “Bylaws”) and Delaware law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the market price of our Class A common stock.

Our Certificate of Incorporation and Bylaws contain provisions that could depress the market price of our Class A common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions, among other things:

●	establish a classified Board of Directors so that not all members of our Board are elected at one time;

●	permit only the Board of Directors to establish the number of directors and fill vacancies on the Board;

●	provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders;

●	provide for a dual class common stock structure, which provides certain affiliates of ours, including our co-founder and members of our Board, individually or together, with the ability to significantly influence the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding common stock and Class B common stock;

●	authorize the issuance of “blank check” preferred stock that our Board could use to implement a stockholder rights plan (also known as a “poison pill”);

●	eliminate the ability of our stockholders to call special meetings of stockholders;

●	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

●	prohibit cumulative voting;

●	authorize our Board to amend our Bylaws;

●	establish advance notice requirements for nominations for election to our Board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings; and

●	require a super-majority vote of stockholders to amend some of the provisions described above.

In addition, Section 203 of the General Corporation Law of the State of Delaware prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years has owned, 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Any provision of our Certificate of Incorporation, Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our capital stock and could also affect the price that some investors are willing to pay for our Class A common stock.

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are currently an emerging growth company, or EGC, as defined in the JOBS Act, enacted in April 2012. For as long as we continue to be an EGC, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not EGCs, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, or Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an EGC for up to five years following the year in which we completed our initial public offering, although circumstances could cause us to lose that status earlier. We will remain an EGC until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering (i.e., December 31, 2026), (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which requires the market value of our common stock that is held by non-affiliates to exceed $700.0 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We may choose to take advantage of some, but not all, of the available exemptions. We cannot predict whether investors will find our Class A common stock less attractive if we rely on certain or all of these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.

Under the JOBS Act, EGCs can also delay adopting new or revised accounting standards until such time as those standards apply to private companies, which may make our financial statements less comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

The issuance of additional stock in connection with acquisitions or otherwise will dilute all other stockholdings.

We are not restricted from issuing additional shares of our Class A common stock, or from issuing securities that are convertible into or exchangeable for, or that represent the right to receive, Class A common stock, other than as described in this prospectus. As of July 29, 2025, we had an aggregate of 84,295,000 shares of Class A common stock authorized and of that approximately 57,200,488 shares that are not issued, outstanding or reserved for issuance (for purposes of warrant exercise or under the Company’s current Third Amended and Restated 2021 Incentive Award Plan). We may issue all of these shares without any action or approval by our stockholders. We may expand our business through complementary or strategic business combinations or acquisitions of other companies and assets, and we may issue shares of Class A common stock in connection with those transactions. The market price of our Class A common stock could decline as a result of our issuance of a large number of shares of Class A common stock, particularly if the per share consideration we receive for the stock we issue is less than the per share book value of our Class A common stock or if we are not expected to be able to generate earnings with the proceeds of the issuance that are as great as the earnings per share we are generating before we issue the additional shares. In addition, any shares issued in connection with these activities, the exercise of warrants or stock options or otherwise would dilute the percentage ownership held by our investors. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price of our Class A common stock.

We have a history of losses, may not be able to achieve profitability going forward, and may not be able to raise additional capital necessary to continue as a going concern.

We have experienced significant losses since inception and, at December 31, 2024 and 2023, had an accumulated deficit of approximately $109.6 million and $85.0 million, respectively. We expect to incur additional losses in the future and expect the cumulative losses to increase. We expect our operating expenses to increase and it is not likely that our grant revenues will fully fund our clinical programs.

As of March 31, 2025, we had cash and cash equivalents of $14.3 million. We have prepared a cash flow forecast which indicates that we will only have sufficient cash to fund our operating expenses and capital expenditure requirements into the fourth quarter of 2025. Following a successful Type C meeting with the FDA in August 2024 with respect to the HLHS regulatory pathway, we have begun ramping up our BLA enabling activities. We currently anticipate a potential BLA filing with the FDA in 2026 if the current ELPIS II trial in HLHS is successful. Our operating expenses and capital expenditure requirements will increase throughout calendar 2025 as a result of these activities, including CMC (Chemistry, Manufacturing, and Controls) and manufacturing readiness. We expect that our current operating plan will require increased spending and additional capital investments to support these initiatives and intend to seek additional financing/capital raises/non-dilutive funding options to support them. Additionally, following a positive Type B meeting with the U.S. FDA in March 2025 with respect to the Alzheimer’s disease regulatory pathway, we are focused on seeking partnership opportunities and/or non-dilutive funding for the Alzheimer’s disease program, including a proposed single, pivotal, seamless adaptive Phase 2/3 clinical trial.

To continue as a going concern, we will need to obtain additional capital, which we will likely obtain through a variety of means, including through public or private equity, debt financings or other sources, including up-front payments and milestone payments from strategic collaborations. There are no assurances that we would be able to raise additional capital or on terms favorable to us. Our recurring losses from operations and negative cash flow raise substantial doubt about our ability to continue as a going concern without sufficient capital resources and we have included an explanatory paragraph in the notes to our financial statements for the year ended December 31, 2024, with respect to this uncertainty. Further, the report of our independent registered public accounting firm with respect to our audited financial statements for the year ended December 31, 2024 included an emphasis of matter paragraph stating that our recurring losses from operations and continued cash outflows from operating activities raised substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this going concern uncertainty and have been prepared under the assumption that we will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

If we are unable to continue as a going concern, we may be forced to liquidate our assets, which would have an adverse impact on our business and developmental activities. In such a scenario, the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. The reaction of investors to the inclusion of a going concern statement by our independent registered public accounting firm and our potential inability to continue as a going concern may materially adversely affect our stock price and our ability to raise new capital. Our ability to continue as a going concern is dependent on our available cash, how well we manage that cash, and our operating requirements. If we are unable to raise additional capital when needed, we would be forced to delay, reduce or eliminate our clinical trial programs, commercialization efforts and other business activities.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of our securities in this offering, assuming all the securities we are offering are sold, after deducting placement agent fees and other estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants and no exercise of the Class A common warrants being issued in this offering, will be approximately $5.2 million, based on an assumed combined public offering price of $1.56 per share and accompanying Class A common warrants, which was the closing price for our Class A common stock on the Nasdaq Capital Market on July 29, 2025.

However, because this is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus, and we may not sell any or all of the securities we are offering. As a result, we may receive significantly less in net proceeds.

The following table presents our estimated net proceeds if 100%, 75%, 50% or 25% of the securities in this offering are sold.

	100%	% of Total	75%	% of Total	50%	% of Total	25%	% of Total
Gross Proceeds from Offering	$6,000	100%	$4,500	100%	$3,000	100%	$1,500	100%
Offering Expenses
Placement Agent Fee	$420	7.00%	$315	7.00%	$210	7.00%	$105	7.00%
Management Fee	$60	1.00%	$45	1.00%	$30	1.00%	$15	1.00%
Placement Agent Expenses	$126	2.10%	$126	2.80%	$126	4.20%	$126	8.40%
Other Offering Expenses	$171	2.85%	$171	3.80%	$171	5.70%	$171	11.41%
Total	$777	12.95%	$657	14.60%	$537	17.90%	$417	27.80%
Net Proceeds	$5,223	87.05%	$3,843	85.40%	$2,463	82.10%	$1,083	72.20%

We have based the estimates in the above table on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. The net proceeds from this offering are not expected to be sufficient to fund advancement of any of our therapeutic candidates through regulatory approval. We will need to raise substantial additional funds to complete development and commercialization of our therapeutic candidates which development or commercialization may not be successful.

We currently intend to use the net proceeds from this offering for our ongoing clinical and regulatory development of laromestrocel for the treatment of several disease states and indications, including HLHS, Alzheimer’s disease, and pediatric DCM; obtaining regulatory approvals; advancing CMC activities to support BLA readiness, capital expenditures, working capital and other general corporate purposes. We are subject to substantial risks that will require us to obtain additional funding in order to achieve these objectives. See “Risk Factors.” We will need substantial additional capital in the future, which could cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights, and if additional capital is not available, we may have to delay, reduce or cease operations.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors, including our ability to obtain additional financing, the relative success and cost of clinical and regulatory development programs and the amount and timing of product revenue, if any. In addition, we might decide to postpone or not pursue certain activities if, among other factors, the net proceeds from this offering and our other sources of cash are less than expected. As a result, management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds. Pending the uses described above, we intend to invest the net proceeds in interest-bearing investment-grade securities or deposits.

DIVIDEND POLICY

We have never declared nor paid any cash dividends, and currently intend to retain all our cash and any earnings for use in our business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant. Investors should not purchase our Class A common stock with the expectation of receiving cash dividends.

DILUTION

If you invest in our securities in this offering, your ownership interest may be diluted immediately depending on the difference between the effective public offering price per share of our Class A common stock (assuming the exercise for cash of all pre-funded warrants issued in this offering) and the as adjusted net tangible book value per share of our common stock immediately after this offering (assuming the exercise for cash of all pre-funded warrants issued in this offering).

At March 31, 2025, we had a net tangible book value of $13.9 million or $0.93 per share of common stock on a post-split basis. Net tangible book value per share represents our total tangible assets (total assets less intangible assets) less total liabilities at a particular date, divided by the total number of our outstanding shares of our common stock as of that date.

After giving effect to the sale and issuance of 3,846,154 shares of Class A common stock and accompanying Class A common warrants in this offering, at an assumed combined public offering price of $1.56 per share and accompanying Class A common warrant, based on the closing price of our Class A common stock on the Nasdaq Capital Market on July 29, 2025, assuming no sale of any pre-funded warrants in this offering, no exercise of any of the Class A common warrants being offered in this offering, no exercise of the Placement Agent Warrants to be issued to the placement agent or its designees as compensation in connection with this offering, and after deducting placement agent fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2025, would have been approximately $19.1 million or $1.02 per share of our common stock. This represents an immediate increase in as adjusted net tangible book value of approximately $0.09 per share to our existing stockholders and an immediate decrease in such measure of $0.54 per share to new investors.

The dilution to investors participating in this offering is determined by subtracting the as adjusted net tangible book value per share after this offering from the effective public offering price per share paid by investors participating in this offering. The actual combined public offering price will be determined through negotiation between us, the placement agent and the investors in the offering and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final public offering price. The following table illustrates this result on a per share basis:

Assumed combined public offering price per share and accompanying Class A common warrants		$1.56
Net tangible book value per share of common stock at March 31, 2025	$0.93
Increase in net tangible book value per share attributable to new investors	$0.09
As adjusted net tangible book value per share of common stock after this offering		1.02
Dilution per share to new investors		0.54

A $0.10 increase in the assumed combined public offering price per share and accompanying Class A common warrants would increase the as adjusted net tangible book value by $0.02 per share and result in dilution to investors participating in this offering of $0.63 per share, and a $0.10 decrease in the assumed combined public offering price per share and accompanying Class A common warrants would decrease the as adjusted net tangible book value by $0.02 per share and result in dilution to investors participating in this offering by $0.46 per share, in each case assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and assuming no pre-funded warrants are sold in this offering, no exercise of the Class A common warrants being offered in this offering, that no value is attributed to such Class A common warrants and that such Class A common warrants are classified as and accounted for as equity, and after deducting placement agent fees and estimated expenses payable by us.

An increase of 384,615 shares of Class A common stock and accompanying Class A common warrants offered by us from the assumed number of shares of Class A common stock and accompanying Class A common warrants set forth on the cover page of this prospectus would increase our pro forma as adjusted net tangible book value per share by less than $0.01 and our as adjusted net tangible book value per share would be $1.02, representing a decrease in as adjusted net tangible book value per share to new investors in this offering of $0.54. A decrease of 384,615 shares in the number of shares offered by us in this offering would decrease our as adjusted net tangible book value per share by approximately $0.01 resulting in an as adjusted net tangible book value per share of $1.01 and a decrease in as adjusted net tangible book value per share to new investors participating in this offering of $0.55 per share. The foregoing calculations assume that the combined public offering price remains the same, and are after deducting placement agent fees and estimated expenses payable by us.

The table and discussion above are based on 14,957,903 shares of common stock outstanding at March 31, 2025, and exclude, as of that date, the following:

●	any shares of Class A common stock issuable upon conversion of existing Class B common stock;

●	5,536 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $120.00 per share;

●	4,679 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $175.00 per share;

●	16,971 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $20.625 per share;

●	135,531 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $16.20 per share;

●	9,489 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $21.813 per share;

●	297,872 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $2.35 per share;

●	154,894 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $2.9375 per share;

●	2,349,744 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $2.35 per share;

●	167,982 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $3.25 per share;

●	49,130 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $2.9375 per share;

●	926,596 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $2.50 per share;

●	118,852 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $3.25 per share;

●	10,500 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $3.125 per share;

●	162,344 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $3.125 per share;

●	2,236,026 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $3.90 per share;

●	156,522 shares of Class A common stock issuable upon exercise of outstanding warrants at an exercise price of $5.0313 per share;

●	731,440 shares issuable upon the vesting of RSUs under the Company’s 2021 Incentive Award Plan;

●	121,186 stock options outstanding with an average exercise price as of March 31, 2025 of $15.09 issuable under the Company’s 2021 Incentive Award Plan; and

●	In April 2024, we agreed to issue stock options to a third-party service provider exercisable for up to 50,000 shares of Class A common stock. The option, which was issued in July 2024, has an exercise price of $2.15 per share, and vests quarterly over a three-year period.

Except as otherwise indicated herein, all information in this prospectus assumes the following:

●	no exercise of outstanding options or warrants;

●	no exercise of the Series A common warrants to purchase up to 3,846,154 shares to be issued upon consummation of this offering;

●	no exercise of the Series B common warrants to purchase up to 3,846,154 shares to be issued upon consummation of this offering;

●	no exercise of the Placement Agent Warrants to purchase up to 269,231 shares to be issued upon consummation of this offering at an exercise price of $ per share, equal to 125% of the combined public offering price of the Class A common stock and the accompanying Class A common warrants; and

●	the exercise for cash of all pre-funded warrants issued in this offering.

To the extent that outstanding options or warrants are exercised, or shares are issued under our equity incentive plans, you may experience dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that, in the future, additional capital is raised through the sale of equity, convertible debt securities, or securities with equity components, those issuances may result in dilution to our stockholders.

DESCRIPTION OF SECURITIES We ARE OFFERING

General

The following summary description of our Class A common stock is based on the provisions of our Certificate of Incorporation, our Bylaws, and the applicable provisions of the DGCL. This information is qualified entirely by reference to the applicable provisions of our Certificate of Incorporation, our Bylaws, and the DGCL. For information on how to obtain copies of our Certificate of Incorporation and Bylaws, which are exhibits to the registration statement on Form S-1 of which this prospectus forms a part, see the sections titled “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus.

Our authorized capital stock consists of (i) 84,295,000 shares of Class A common stock, par value $0.001 per share, (ii) 15,705,000 shares of Class B common stock, par value $0.001 per share and (iii) 5,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our Board of Directors.

Class A Common Stock

We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion.

Voting. Holders of our Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and holders of our Class B common stock are entitled to five votes for each share of Class B common stock held on all matters submitted to a vote of stockholders. The holders of our outstanding Class B Common Stock hold % of the voting power of our outstanding capital stock. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by Delaware law or our Certificate of Incorporation. Delaware law could require either holders of our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:

(1)	if we were to seek to amend our Certificate of Incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

(2)	if we were to seek to amend our Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Our Certificate of Incorporation does not provide for cumulative voting for the election of directors. As a result, the holders of a majority of the voting power of our outstanding capital stock can elect all of the directors then standing for election. Our Certificate of Incorporation establishes a classified Board of Directors, divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. An election of directors by our stockholders is determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Subject to supermajority votes for some matters, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our Certificate of Incorporation and Bylaws also provide that our directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon. In addition, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon is required to amend or repeal, or to adopt any provision inconsistent with, several of the provisions of our Certificate of Incorporation.

Dividends. Holders of Class A common stock and Class B common stock are entitled to receive proportionately any dividends as may be declared by our Board of Directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

Liquidation. In the event of our liquidation or dissolution, the holders of our Class A common stock and Class B common stock will be entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our Class A common stock and Class B common stock have no preemptive, subscription, redemption or conversion rights, other than the right of the Class B common stockholders to convert such shares, on a one-for-one basis, into shares of Class A common stock as noted below. The rights, preferences and privileges of holders of Class A common stock will be subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Change of Control Transactions. In the case of any distribution or payment in respect of the shares of our Class A common stock or Class B common stock upon a merger or consolidation with or into any other entity, or other substantially similar transaction, the holders of our Class A common stock and Class B common stock will be treated equally and identically with respect to shares of Class A common stock or Class B common stock owned by them; provided, however, shares of each class may receive, or have the right to elect to receive, different or disproportionate consideration if the only difference in the per share consideration is that the shares to be distributed to a holder of a share Class B common stock have five times the voting power of any securities distributed to a holder of a share of Class A common stock.

Subdivisions or Combinations. If we subdivide or combine in any manner outstanding shares of Class A common stock or Class B common stock, the outstanding shares of the other class will be subdivided or combined in the same manner, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting as a separate class.

Conversions. Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers described in our Certificate of Incorporation, including transfers to family members, trusts solely for the benefit of the stockholder or their family members, distributions or transfers of shares out to owners of a stockholder, or to partnerships, corporations, and other entities exclusively owned by the stockholder or their family members, as well as affiliates, subject to certain exceptions. Once converted or transferred and converted into Class A common stock, the Class B common stock may not be reissued. However, Class A common stock is not convertible into Class B common stock.

Rights and Preferences. Except for the conversion feature of our Class B common stock described above, holders of our Class A common stock and Class B common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking funds provisions applicable to our Class A common stock. The rights, preferences and privileges of the holders of our Class A common stock and Class B common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable. All of our outstanding shares of Class A common stock and Class B common stock are fully paid and nonassessable.

The Transfer Agent and registrar for our Class A common stock and Class B common stock is Colonial Stock Transfer Company, Inc.

Class A Common Warrants

The following summary of certain terms and provisions of the Series A common warrants and Series B common warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of each of the Series A common warrant and Series B common warrant, the forms of which will be filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Series A common warrant and Series B common warrant for a complete description of the terms and conditions of each of the Series A common warrant and Series B common warrant.

Duration, Exercise Price and Form

Each Series A common warrant and Series B common warrant offered hereby will have an exercise price equal to $     per share. Each of the Series A common warrants and Series B common warrants will be exercisable beginning on the effective date of the Warrant Stockholder Approval, provided however, if the Pricing Conditions are met, the Series A common warrants and Series B common warrants will be exercisable upon issuance. The Series A common warrants may be exercised until the              (    ) year anniversary of the original issuance date or the effective date of the Warrant Stockholder Approval, as applicable. The Series B common warrants may be exercised until the          ( ) month anniversary of the original issuance date or the effective date of the Warrant Stockholder Approval, as applicable. The exercise price and number of shares of Class A common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The Class A common warrants will be issued separately from the Class A common stock or the pre-funded warrants, as the case may be, and may be transferred separately immediately thereafter. The Class A common warrants will be issued in certificated form only.

We intend to promptly, and in no event later than 90 days after the consummation of this offering, seek stockholder approval for the issuance of shares of Class A common stock issuable upon exercise of the Class A common warrants but we cannot assure you that such stockholder approval will be obtained, provided, however, that, if and only if the Pricing Conditions are satisfied, then we will not seek Warrant Stockholder Approval. We have agreed with the investors in this offering that, if we do not obtain stockholder approval for the issuance of the shares of Class A common stock upon exercise of the Class A common warrants at the first stockholder meeting for such purpose after this offering, we will call a stockholder meeting every 90 days thereafter until the earlier of the date we obtain such approval or the Class A common warrants are no longer outstanding, provided, however, that, if and only if the Pricing Conditions are satisfied, then we will not seek Warrant Stockholder Approval.

Exercisability

The Class A common warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Class A common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s warrants to the extent that the holder would own more than 4.99% of the outstanding Class A common stock (or at the election of a holder prior to the date of issuance, 9.99%) immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our Class A common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Class A common warrants.

Cashless Exercise

If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the underlying shares to the holder, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Class A common stock determined according to a formula set forth in the Class A common warrants.

Fundamental Transactions

In the event of a fundamental transaction, as described in the Class A common warrants and generally including any reorganization, recapitalization or reclassification of our Class A common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Class A common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Class A common stock, the holders of the Class A common warrants will be entitled to receive upon exercise of the Class A common warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Class A common warrants immediately prior to such fundamental transaction. In addition, in certain circumstances, upon a fundamental transaction, the holder of a Class A common warrant will have the right to require us to repurchase its Class A common warrants at the Black-Scholes value; provided, however, that, if the fundamental transaction is not within our control, including not approved by our Board, then the holder will only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black-Scholes value of the unexercised portion of the Class A common warrant that is being offered and paid to the holders of our Class A common stock in connection with the fundamental transaction.

Transferability

Subject to applicable laws, a Class A common warrant may be transferred at the option of the holder upon surrender of the Class A common warrants to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of Class A common stock will be issued upon the exercise of the Class A common warrants. Rather, the number of shares of Class A common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for either of the Series A common warrants or Series B common warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the Series A common warrants or Series B common warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Class A common warrants will be limited. The Class A common stock issuable upon exercise of the Class A common warrants is currently listed on the Nasdaq Capital Market.

Rights as a Stockholder

Except as otherwise provided in the Class A common warrants or by virtue of the holders’ ownership of shares of Class A Class A common stock, the holders of the Class A common warrants do not have the rights or privileges of holders of our shares of Class A common stock, including any voting rights, until such Class A common warrant holders exercise their Class A common warrants.

Waivers and Amendments

The Class A common warrants may be modified or amended, or the provisions thereof waived with the written consent of the Company and the respective holder.

Pre-funded Warrants

The following summary of certain terms and provisions of the pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrants, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration, Exercise Price and Form

The pre-funded warrants offered hereby will have an exercise price of $0.001 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time after their original issuance until such pre-funded warrants are exercised in full. The exercise price and number of shares of Class A common stock issuable upon exercise are subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of Class A common stock. The pre-funded warrants and the Class A common warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering. The pre-funded warrants will be issued in certificated form only.

Exercisability

The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Class A common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrants to the extent that the holder would own more than 4.99% (or at the election of a holder prior to the date of issuance, 9.99%) of the outstanding Class A common stock immediately after exercise; provided, however, that upon 61 days’ notice to us, the holder may increase or decrease such beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such increase from the holder to us.

Cashless Exercise

At the time a holder exercises its pre-funded warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Class A common stock determined according to a formula set forth in the pre-funded warrants.

Fundamental Transactions

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our Class A common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Class A common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Class A common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Transferability

Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrants to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of Class A common stock will be issued upon the exercise of the pre-funded warrants. Rather, the number of shares of Class A common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the pre-funded warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the pre-funded warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited. The Class A common stock issuable upon exercise of the pre-funded warrants is currently listed on Nasdaq.

Rights as a Stockholder

Except as otherwise provided in the pre-funded warrants or by virtue of the holders’ ownership of shares of Class A common stock, the holders of pre-funded warrants do not have the rights or privileges of holders of our shares of Class A common stock, including any voting rights, until such pre-funded warrant holders exercise their warrants.

Waivers and Amendments

The pre-funded warrants may be modified or amended, or the provisions thereof waived with the written consent of the Company and the respective holder.

Placement Agent Warrants

We have also agreed to issue to the placement agent (or its designees) the Placement Agent Warrants to purchase up to 269,231 shares of Class A common stock as compensation in connection with this offering. The Placement Agent Warrants will be exercisable beginning on the effective date of the Warrant Stockholder Approval, provided however, if the Pricing Conditions are met, such Placement Agent Warrants will be exercisable upon issuance and will have substantially the same terms as the Class A common warrants described above, except that the Placement Agent Warrants will have an exercise price of $ per share (representing 125% of the combined public offering price per share and accompanying Class A common warrants) and a termination date that will be (   ) years from the commencement of the sales pursuant to this offering. See “Plan of Distribution” below.

PLAN OF DISTRIBUTION

Pursuant to an engagement letter agreement dated June 11, 2025 (as amended, the “Engagement Agreement”), we have engaged H.C. Wainwright & Co., LLC to act as our exclusive placement agent to solicit offers to purchase the shares of our Class A common stock, Class A common warrants and pre-funded warrants offered by this prospectus. The placement agent is not purchasing or selling any such securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use its “reasonable best efforts” to arrange for the sale of such securities by us. Therefore, we may not sell all of the shares of Class A common stock, Class A common warrants and pre-funded warrants being offered. The terms of this offering were subject to market conditions and negotiations between us, the placement agent and prospective investors. The placement agent will have no authority to bind us by virtue of the Engagement Agreement. This is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering. The placement agent may retain sub-agents and selected dealers in connection with this offering.

Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger purchasers in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement: (i) a covenant to not enter into variable rate financings for a period of one year following the closing of the offering, subject to an exception; and (ii) a covenant to not enter into any equity financings for forty-five (45) days from closing of the offering, subject to certain exceptions.

The nature of the representations, warranties and covenants in the securities purchase agreements shall include:

●	standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and

●	covenants regarding matters such as registration of warrant shares, no integration with other offerings, filing of an 8-K to disclose entering into these securities purchase agreements, no shareholder rights plans, no material nonpublic information, use of proceeds, indemnification of purchasers, reservation and listing of Class A common stock, and no subsequent equity sales for forty-five (45) days from the closing of the offering.

Delivery of the shares of Class A common stock, Class A common warrants and pre-funded warrants offered hereby is expected to occur on or about                 , 2025, subject to satisfaction of certain customary closing conditions.

We have agreed to pay the placement agent a total cash fee equal to 7.0% of the gross proceeds received in the offering and a management fee equal to 1.0% of the gross proceeds raised in the offering. We will also pay the placement agent for non-accountable fees and expenses of $10,000, its legal fees and expenses and other out-of-pocket expenses in an amount of $100,000 and its clearing expense in an amount up to $15,950 in connection with the offering.

In addition, we have agreed to issue to the placement agent and its designees the Placement Agent Warrants to purchase that number of shares of our Class A common stock equal to 7.0% of the aggregate number of shares of Class A common stock (or Class A common stock equivalents) issued in this offering at an exercise price of $     (equal to 125% of the assumed combined public offering price per share of Class A common stock and Class A common warrants), will be exercisable beginning on the effective date of the Warrant Stockholder Approval, provided however, if the Pricing Conditions are met, such Placement Agent Warrants will be exercisable upon issuance. The Placement Agent Warrants will terminate on the              (    ) year anniversary of commencement of sales in this offering. The Placement Agent Warrants are registered by the registration statement of which this prospectus is a part. The form of the Placement Agent Warrants is included as an exhibit to this registration statement of which this prospectus forms a part.

The Placement Agent Warrants provide for customary anti-dilution provisions (for share dividends, splits and recapitalizations and the like) consistent with FINRA Rule 5110. Pursuant to FINRA Rule 5110(e), the Placement Agent Warrants and any shares issuable thereunder shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of reorganization of the issuer; (ii) to any FINRA member firm participating in the offering and the officers, partners, registered persons or affiliates thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the placement agent or related persons does not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period; (vi) so long as we continue to meet the registration requirements of Form S-3; or (vii) back to us in a transaction exempt from registration under the Securities Act.

We estimate the total expenses of this offering paid or payable by us, exclusive of the placement agent’s cash fees and reimbursements, will be approximately $171,000. After deducting the fees due to the placement agent and our estimated expenses in connection with this offering, we expect the net proceeds from this offering will be approximately $5.2 million (based on an assumed combined public offering price per share and accompanying Class A common warrants of $1.56 which was the last reported sales price of our Class A common stock on the Nasdaq Capital Market on July 29, 2025).

The following table shows the per share and total cash fees we will pay to the placement agent in connection with the sale of the Class A common stock, Class A common warrants and pre-funded warrants pursuant to this prospectus.

	Per Share and Class A common warrants	Per Pre-Funded Warrant and Class A common warrants	Total
Public offering price
Placement agent fees and expenses
Proceeds to us, before expenses

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in our engagement letter with the placement agent. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

Lock-up Agreements

Each of our officers and directors have agreed with the placement agent to be subject to a lock-up period of forty-five (45) days following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, without the placement agent’s prior written consent, we and such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of our shares of Class A common stock or any securities convertible into, or exercisable or exchangeable for, shares of Class A common stock, subject to customary exceptions. The placement agent may waive the terms of these lock-up agreements in its sole discretion and without notice.

In addition, we have also agreed to a similar lock-up restriction on the issuance and sale of our securities for the forty-five (45) days following the closing of this offering, subject to certain exceptions. In addition, we have agreed not issue any securities that are subject to a price reset based on the trading prices of our Class A common stock or upon a specified or contingent event in the future or enter into any agreement to issue securities at a future determined price for a period of one year following the closing date of this offering, subject to an exception.

Right of First Refusal

We have granted the placement agent a right of first refusal, subject to an exception, for a period of 10 months following the closing of this offering, to act as exclusive financial advisor, sole book-running manager, sole underwriter, sole placement agent or sole agent for each and every future debt financing or refinancing and public or private equity offering or acquisition or disposition by us or any of our successors or subsidiaries when we seek a financial advisor, book-running manager, underwriter or placement agent. Notwithstanding anything to the contrary contained in this paragraph, in accordance with FINRA Rule 5110(g)(6)(A)(i), any such right of first refusal described in this paragraph shall not have a duration of more than three years from the commencement of sales of the first Offering or the termination date of the term of the Engagement Agreement.

Tail

We have also agreed to pay the placement agent a tail fee equal to the cash and warrant compensation in this offering, if any investor, subject to certain exceptions, who with our written approval was contacted or introduced to us by the placement agent during the term of its engagement, provides us with capital in any public or private offering or other financing or capital raising transaction during the 12-month period following expiration or termination of the Engagement Agreement, subject to certain exceptions.

Other Relationships

From time to time, the placement agent may provide in the future various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the placement agent for any further services.

In addition, in the ordinary course of their business activities, the placement agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The placement agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The placement agent acted as the exclusive placement agent for the following transactions: (i) October 2023 registered direct offering, (ii) December 2023 registered direct offering, (iii) April 2024 registered direct offering, (iv) April 2024 warrant inducement transaction, (v) June 2024 warrant inducement transaction, (vi) subsequent purchaser warrant exercise events, and (vii) July registered direct offering, and it received as compensation cash fees and placement agent warrants None of the placement agent warrants have been exercised.

Except as disclosed in this prospectus, we have no present arrangements with the placement agent for any further services.

Regulation M Compliance

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the sale of our securities offered hereby by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Listing and Transfer Agent

Our Class A common stock is listed on the Nasdaq Capital Market and trades under the symbol “LGVN.” The transfer agent of our Class A common stock is Colonial Stock Transfer Company, Inc. There is no established public trading market for the Series A common warrants, Series B common warrants or pre-funded warrants, and we do not plan on making an application to list the Series A common warrants, Series B common warrants or pre-funded warrants on the Nasdaq Capital Market, any national securities exchange or other nationally recognized trading system. We will act as the registrar and transfer agent for the Class A common warrants.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the Company and/or the placement agent, or by their respective affiliates. Other than this prospectus in electronic format, the information on the Company’s and/or the placement agent’s websites and any information contained in any other websites maintained by the Company and/or the placement agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as an underwriter, and should not be relied upon by investors.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby and certain other legal matters will be passed upon for us by Buchanan Ingersoll & Rooney PC, Pittsburgh, Pennsylvania. Certain attorneys affiliated with Buchanan Ingersoll & Rooney PC own approximately 2,000 shares of Class A common stock. Certain legal matters will be passed upon for the placement agent by Haynes and Boone, LLP, New York New York.

EXPERTS

The financial statements of Longeveron Inc. as of December 31, 2024 and 2023 and for the years then ended, incorporated in this prospectus by reference from the Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 10-K”), have been audited by Marcum LLP, an independent registered public accounting firm, as stated in its report (which contains an explanatory paragraph relating to substantial doubt about the ability of Longeveron Inc. to continue as a going concern as described in Note 1 to the financial statements), which report is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

As a reporting company under Sections 13 and 15(d) of the Exchange Act, we are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. The SEC maintains a website at http://www.sec.gov that contains the reports, proxy and information statements, and other information that issuers, such as us, file electronically with the SEC. You can read our SEC filings, including this prospectus and the documents incorporated by reference into this prospectus, on the SEC’s website. We also make these documents publicly available, free of charge, on our website athttp://longeveron.com. Information contained on our website, however, is not, and should not be deemed to be, incorporated into this prospectus and you should not consider information contained on our website to be part of this prospectus. We have included our website address as an inactive textual reference only.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 28, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 8, 2025;

●	our Current Reports on Form 8-K filed with the SEC on January 30, 2025, March 14, 2025, May 1, 2025, June 16, 2025 and July 9, 2025;

●	the description of our shares of Class A common stock contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-40060), filed with the SEC on February 11, 2021, including any amendment or report filed for the purpose of updating such description and as updated by Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 28, 2025, and any amendment or report filed for the purpose of further updating that description; and

●	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2025.

In addition to the filings listed above, any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of this registration statement and prior to effectiveness of this registration statement and (ii) the date of this prospectus and before the completion of the offering of the securities included in this prospectus, however, we will not incorporate by reference any document or portions thereof that are not deemed “filed” with the SEC, or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Current Reports on Form 8-K.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any and all of the information incorporated by reference in this prospectus. You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Longeveron Inc.
1951 NW 7th Avenue, Suite 520
Miami, FL 33136
(305) 909-0840

info@longeveron.com

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

Up to 3,846,154 Shares of Class A common stock

Up to 3,846,154 Series A Class A Common Warrants

to Purchase up to 3,846,154 Shares of Class A common stock

Up to 3,846,154 Series B Class A Common Warrants

to Purchase up to 3,846,154 Shares of Class A common stock

Up to 3,846,154 Pre-Funded Warrants

to Purchase up to 3,846,154 Shares of Class A common stock

Up to 269,231 Placement Agent Warrants

to Purchase up to 269,231 Shares of Class A common stock

Up to 11,807,693 Shares of Class A common stock Underlying the Series A Common Warrants, Series B Common Warrants,

Pre- Funded Warrants and Placement Agent Warrants

___________________________

PRELIMINARY PROSPECTUS

___________________________

, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than placement agent fees and expenses to be paid by us in connection with the offering of securities described in this registration statement. All amounts are estimates except for the SEC registration fee and Financial Industry Regulatory Authority (“FINRA”) filing fee. We will bear all expenses shown below.

SEC registration fee	$2,836.18
FINRA filing fee	3,278.75
Printing and mailing	10,000
Legal fees and expenses	100,000
Accounting fees and expenses	50,000
Miscellaneous fees and expenses	5,000
Total	$171,114.93

Item 14. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of directors and officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except where the director or officer breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, or obtained an improper personal benefit, or in the case of directors authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law. Our Certificate of Incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Certificate of Incorporation and stand-alone indemnification agreements provide that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Certificate of Incorporation and stand-alone indemnification agreements provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain insurance policies that cover certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of Class A common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding unregistered securities issued by us within the past three years. Also included is the consideration received by us for such unregistered securities and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

●	On October 13, 2023, in a private placement concurrent with a registered direct offering, we agreed to sell to an institutional accredited investor unregistered Series A warrants to purchase up to an aggregate of 242,425 shares of our Class A common stock and unregistered Series B warrants to purchase up to an aggregate of 242,425 shares of our Class A common stock. The unregistered Series A warrants had an original exercise price of $16.50 per share (as reduced via amendment in April 2024 to $2.35 per share), became exercisable warrants as of December 26, 2023, and were set to expire on April 13, 2029. The unregistered Series B warrants had an original exercise price of $16.50 per share (as reduced via amendment in April 2024 to $2.35 per share), became exercisable warrants as of December 26, 2023, and were set to expire on April 14, 2025. The Series A warrants and Series B warrants (the “October 2023 private placement warrants”) were issued at a closing on October 13, 2023, pursuant to the terms of a securities purchase agreement dated October 11, 2023. Such warrants were subsequently exercised in full in April 2024.

●	Pursuant to an engagement letter between the Company and H.C. Wainwright & Co., LLC (“Wainwright”), on October 13, 2023, we issued to Wainwright, or its designees, warrants to purchase 16,971 shares of Class A common stock, which have substantially the same terms as the October 2023 private placement warrants, except that the exercise price is equal to $20.625 and such warrants expire on October 11, 2028.

●	On December 22, 2023, in a private placement concurrent with a registered direct offering, we sold to an institutional, accredited investor long-term warrants to purchase up to an aggregate of 135,531 shares of our Class A common stock, which have an exercise price of $16.20 per share, became immediately exercisable upon the issuance thereof, and expire on June 22, 2029. The warrants were issued at a closing on December 22, 2023, pursuant to the terms of a securities purchase agreement dated December 20, 2023.

●	Pursuant to an engagement letter between the Company and Wainwright, on December 22, 2023, we issued to Wainwright, or its designees, warrants to purchase 9,489 shares of Class A common stock, which have substantially the same terms as the warrants issued in the Company’s December 2023 private placement transaction, except that they have an exercise price equal to $21.813 and expire on December 20, 2028.

●	In April 2024, we agreed to issue stock options to a third-party service provider exercisable for up to 50,000 shares of Class A common stock, an exercise price of $2.15 per share, and quarterly vesting over a three-year period.

●	On April 18, 2024, in a private placement transaction, we issued to certain institutional accredited investors long-term warrants to purchase up to an aggregate of 4,799,488 shares of Class A common stock. The Series C warrants and Series D warrants both have an exercise price of $2.35 per share, became immediately exercisable upon the issuance the warrants and the shares issuable thereunder, and expire on April 18, 2029 and April 18, 2026, respectively. The Series C/D warrants were issued at a closing on April 18, 2024, pursuant to the terms of a Warrant Inducement Letter signed April 16, 2024. All of the Series D warrants were exercised in June 2024, pursuant to ordinary course exercise as well as a subsequent inducement transaction.

●	Pursuant to an engagement letter, on April 18, 2024, we issued to Wainwright, or its designees, warrants to purchase 167,982 shares of Class A common stock. The April placement agent warrants have substantially the same terms as the Series C warrants, except that the April placement agent warrants have an exercise price equal to $3.25.

●	On June 18, 2024, in a private placement transaction, we issued to certain institutional accredited investors long-term warrants to purchase up to an aggregate of 3,395,782 shares of Class A common stock (the “June inducement warrants”). The June 2024 inducement warrants have an exercise price of $2.50 per share, became immediately exercisable upon the issuance of the warrants and the shares issuable thereunder, and expire on June 18, 2026. The June 2024 inducement warrants were issued at a closing on June 18, 2024, pursuant to the terms of a Warrant Inducement Letter signed June 17, 2024.

●	Pursuant to an engagement letter, on June 18, 2024, we issued to Wainwright, or its designees, June 2024 placement agent warrants and prior placement agent warrants to purchase 118,852 shares and 49,130 shares of Class A common stock, respectively. The June 2024 placement agent warrants and prior placement agent warrants have substantially the same terms as the June 2024 inducement warrants, except that the June 2024 placement agent warrants have an exercise price equal to $3.25, and the prior placement agent warrants have an exercise price equal to $2.9375.

●	On July 19, 2024, in a private placement concurrent with a registered direct offering, we sold to institutional accredited investors warrants to purchase up to an aggregate of 2,236,026 shares of Class A common stock. The July 2024 private placement warrants have an exercise price of $3.90 per share, became immediately exercisable upon the issuance of the July 2024 private placement warrants and the shares issuable thereunder, and expire on July 20, 2026. The July 2024 private placement warrants were issued at a closing on July 19, 2024, pursuant to the terms of the securities purchase agreement dated July 18, 2024.

●	Pursuant to an engagement letter, on July 19, 2024, we issued to Wainwright, or its designees, July 2024 transaction placement agent warrants to purchase 156,522 shares of Class A common stock. The July 2024 transaction placement warrants have substantially the same terms as the July 2024 private placement warrants, except that the July 2024 transaction placement agent warrants have an exercise price equal to $5.0313.

●	On July 17, 2024, in connection with the July 10, 2024 exercise by certain warrant holders of warrants issued in June 2024 to purchase an aggregate of 150,000 shares of Class A common stock for cash and pursuant to the terms of an engagement letter with Wainwright, we issued to Wainwright warrants to purchase up to 10,500 shares of Class A common stock (the “first tranche July 2024 ordinary course placement agent warrants”). The first tranche July 2024 ordinary course placement agent warrants have substantially the same terms as the June 2024 placement agent warrants, except that the first tranche July 2024 ordinary course placement agent warrants (i) have an exercise price of $3.125 per share and (ii) expire July 17, 2026.

●	On July 24, 2024, in connection with the July 17, 2024 exercise by certain warrant holders of June 2024 inducement warrants to purchase 2,319,186 shares of Class A common stock for cash and pursuant to the terms of an engagement letter with Wainwright, we issued to Wainwright warrants to purchase up to 162,344 shares of Class A common stock (the “second tranche July 2024 ordinary course placement agent warrants”). The second tranche July 2024 ordinary course placement agent warrants have substantially the same terms as the first tranche July 2024 ordinary course placement agent warrants, except that the second tranche July 2024 ordinary course placement agent warrants expire July 24, 2026.

The offer and sale of all securities listed in this item 15 was made to a limited number of accredited investors and qualified institutional buyers in reliance upon exemptions from the registration requirements pursuant to Section 4(a)(2) under the Securities Act and Regulation D promulgated under the Securities Act. Individuals who purchased securities as described above represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit Number	Description of Exhibit
2.1	Plan of Conversion, incorporated by reference to Exhibit 2.1 to the Registrant’s Annual Report on Form 10-K filed March 30, 2021
2.2	Certificate of Conversion of Longeveron LLC, incorporated by reference to Exhibit 2.2 to the Registrant’s Annual Report on Form 10-K filed March 30, 2021
3.1	Certificate of Incorporation of Longeveron Inc., incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed on February 16, 2021
3.2	Certificate of Amendment to the Certificate of Incorporation, incorporated by reference to Exhibit 3.1(a) to the Registrant’s Current Report on Form 8-K filed on March 19, 2024
3.3	Bylaws of Longeveron Inc., incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-8 filed on February 16, 2021
4.1	Specimen Class A Common Stock Certificate evidencing the shares of Class A Common Stock, incorporated by reference to Exhibit 4.1 on Registrant’s Registration Statement No. 333-252234 filed February 3, 2021
4.2	IPO Underwriter Warrants issued February 17, 2021, incorporated by reference to Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2021
4.3	Form of PIPE Purchaser Warrant, incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed December 3, 2021
4.4	Form of PIPE Representative Warrant, incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed December 3, 2021
4.5	Form of Pre-Funded Common Stock Purchase Warrant, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed October 13, 2023
4.6	Form of Series A/B Common Stock Purchase Warrant, incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed October 13, 2023
4.7	Form of Placement Agent Common Stock Purchase Warrant, incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed October 13, 2023
4.8	Form of Common Stock Warrant, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed December 22, 2023
4.9	Form of Placement Agent Warrant, incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed December 22, 2023
4.10	Form of Pre-Funded Warrant, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed April 11, 2024
4.11	Form of Common Stock Warrant, incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed April 11, 2024
4.12	Form of Placement Agent Warrant, incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed April 11, 2024
4.13	Form of Series C/D Common Stock Purchase Warrant, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed April 18, 2024
4.14	Form of Placement Agent Common Stock Purchase Warrant, incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed April 18, 2024
4.15	Form of New Common Stock Purchase Warrant, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed June 18, 2024
4.16	Form of Placement Agent Common Stock Purchase Warrant, incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed June 18, 2024
4.17	Form of Common Stock Warrant, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed July 19, 2024
4.18	Form of Placement Agent Warrant, incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed July 19, 2024
4.19	Form of Ordinary Course Placement Agent Warrant, incorporated by reference to Exhibit 4.19 of the Registrant’s Registration Statement on Form S-1 filed August 6, 2024

4.20*	Form of Series A Class A common warrant
4.21*	Form of Series B Class A common warrant
4.22*	Form of Pre-Funded Warrant
4.23*	Form of Placement Agent Warrant
5.1*	Opinion of Buchanan Ingersoll & Rooney PC
10.1	Exclusive License Agreement dated November 20, 2014, between the University of Miami and Longeveron LLC, incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
10.1.1	Amendment to Exclusive License Agreement dated December 11, 2017, between the University of Miami and Longeveron LLC, incorporated by reference to Exhibit 10.1.1 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
10.1.2	Second Amendment to Exclusive License Agreement dated March 3, 2021, between the University of Miami and Longeveron Inc., incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed March 9, 2021
10.2	Collaborative Research and Development Agreement dated March 3, 2021, between the University of Miami and Longeveron Inc., incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed March 9, 2021
10.3	License Agreement dated December 22, 2016, between JMHMD Holdings, LLC and Longeveron LLC, incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
10.3.1	First Amendment to License Agreement effective December 22, 2016, by and between JMHMD Holdings, LLC and Longeveron LLC, incorporated by reference to Exhibit 10.2.1 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
10.4#	Consulting Services Agreement, dated November 20, 2014, by and between Longeveron LLC and Joshua M. Hare, M.D., incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
10.5	Lease Agreement, dated October 6, 2015, by and between Wexford Miami, LLC and Longeveron LLC, incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
10.6	Grant Agreement, dated October 1, 2020, by and between the Maryland Stem Cell Research Commission, acting by and through the Maryland Technology Development Corporation, and Longeveron LLC, incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
10.7	2017 Longeveron LLC Incentive Plan, dated July 18, 2017, incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
10.8	Longeveron Inc. 2021 Incentive Award Plan, incorporated by reference to Exhibit 10.13 on Registrant’s Registration Statement No. 333-252234 filed February 3, 2021
10.8.1	Amended and Restated Longeveron Inc. 2021 Incentive Award Plan, incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2023
10.8.2	Second Amended and Restated Longeveron Inc. 2021 Incentive Award Plan, incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on May 20, 2024
10.8.3	Third Amended and Restated Longeveron Inc. 2021 Incentive Award Plan, incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 Filed June 20, 2025
10.9	Form of Indemnification Agreement for Officers and Directors, incorporated by reference to Exhibit 10.14 to the Registrant’s Registration Statement No. 333-252234 filed February 3, 2021
10.10	Form of Securities Purchase Agreement, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed December 3, 2021
10.11	Form of Registration Rights Agreement, incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed December 3, 2021

10.12	Form of Securities Purchase Agreement, dated October 11, 2023, by and between the Registrant and the Purchaser signatory thereto, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed October 13, 2023
10.13	Form of Securities Purchase Agreement, dated December 20, 2023, by and between the Registrant and the Purchaser signatory thereto, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed December 22, 2023
10.14	Form of Securities Purchase Agreement, dated April 8, 2024, by and between the Registrant and the Purchasers signatory thereto, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed April 11, 2024
10.15	Form of Warrant Amendment Agreement, dated April 8, 2024, by and between the Registrant and the Holder thereto, incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed April 11, 2024
10.16	Form of Inducement Letter Agreement, dated April 16, 2024, by and between the Registrant and each Holder, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed April 18, 2024
10.17	Form of Inducement Letter Agreement, dated June 17, 2024, by and between the Registrant and each Holder, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed June 18, 2024
10.18	Form of Securities Purchase Agreement, dated July 18, 2024, by and between the Registrant and the Purchaser signatory thereto, incorporated by reference to the Registrant’s Current Report on Form 8-K filed July 19, 2024
10.19*	Form of Securities Purchase Agreement
21.1	Subsidiaries of the Registrant, incorporated by reference to Exhibit 21.1 to the Registrant’s Registration Statement No. 333-252234 filed January 19, 2021
23.1*	Consent of Marcum LLP, independent registered public accounting firm
23.2*	Consent of Buchanan Ingersoll & Rooney PC (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page to this Registration Statement)
101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because its Inline XBRL tags are embedded within the Inline XBRL document
101.SCH	Inline XBRL Taxonomy Extension Schema with Embedded Linkbase Documents
107*	Filing Fee Table

*	Filed herewith
#	Indicates management contract or compensatory plan.

(b)	Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida, on this 4th day of August, 2025.

LONGEVERON INC.

By:	/s/ Wa’el Hashad
Wa’el Hashad
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Wa’el Hashad, Lisa Locklear and Paul Lehr and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their, his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wa’el Hashad	Chief Executive Officer	August 4, 2025
Wa’el Hashad	(principal executive officer)

/s/ Lisa A. Locklear	Executive Vice President and Chief Financial Officer	August 4, 2025
Lisa A. Locklear	(principal financial officer and principal accounting officer)

/s/ Joshua M. Hare	Director	August 4, 2025
Joshua M. Hare

/s/ Khoso Baluch	Director	August 4, 2025
Khoso Baluch

/s/ Rock Soffer	Director	August 4, 2025
Rock Soffer

/s/ Roger Hajjar	Director	August 4, 2025
Roger Hajjar

/s/ Richard Kender	Director	August 4, 2025
Richard Kender

/s/ Neha Motwani	Director	August 4, 2025
Neha Motwani

/s/ Ursula Ungaro	Director	August 4, 2025
Ursula Ungaro